                                                                 EXHIBIT 10.1


================================================================================



                                  $996,300,000

                                CREDIT AGREEMENT

                                     among

                        INTERNATIONAL HOME FOODS, INC.,
                              as Parent Borrower,

                    INTERNATIONAL HOME FOODS (CANADA) INC.,
                             as Canadian Borrower,

                              The Several Lenders
                       from Time to Time Parties Hereto,

                      MORGAN STANLEY SENIOR FUNDING, INC.,
                            as Documentation Agent,

                             BANKERS TRUST COMPANY,
                             as Syndication Agent,

                      THE CHASE MANHATTAN BANK OF CANADA,
                       as Canadian Administrative Agent,

                                      and

                           THE CHASE MANHATTAN BANK,
                            as Administrative Agent


                         Dated as of November 1, 1996,
                as Amended and Restated as of September 16, 1998


================================================================================

                                TABLE OF CONTENTS
                                -----------------
                                                                            Page
                                                                            ----
SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .    1
       1.1  Defined Terms   . . . . . . . . . . . . . . . . . . . . . . . .    1
       1.2  Other Definitional Provisions   . . . . . . . . . . . . . . . .   26
       1.3  Certain Pro Forma Calculations  . . . . . . . . . . . . . . . .   27

SECTION 2.  AMOUNT AND TERMS OF LOANS . . . . . . . . . . . . . . . . . . .   27
       2.1  Term Loans  . . . . . . . . . . . . . . . . . . . . . . . . . .   27
       2.2  Procedure for Term Loan Reborrowing   . . . . . . . . . . . . .   28
       2.3  Repayment of Term Loans   . . . . . . . . . . . . . . . . . . .   28
       2.4  US$ Revolving Credit Commitments  . . . . . . . . . . . . . . .   29
       2.5  Procedure for US$ Revolving Credit Borrowing  . . . . . . . . .   29
       2.6  Swing Line Commitment   . . . . . . . . . . . . . . . . . . . .   30
       2.7  Procedure for Swing Line Borrowing; Refunding of Swing Line
             Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
       2.8  Commitment Fees, etc.   . . . . . . . . . . . . . . . . . . . .   31
       2.9  Termination or Reduction of Revolving Credit Commitments  . . .   32
       2.10  Optional Prepayments   . . . . . . . . . . . . . . . . . . . .   32
       2.11  Mandatory Prepayments and Commitment Reductions  . . . . . . .   32
       2.12  Conversion and Continuation Options  . . . . . . . . . . . . .   34
       2.13  Minimum Amounts and Maximum Number of Eurodollar Tranches  . .   34
       2.14  Interest Rates and Payment Dates   . . . . . . . . . . . . . .   34
       2.15  Computation of Interest and Fees   . . . . . . . . . . . . . .   35
       2.16  Inability to Determine Interest Rate   . . . . . . . . . . . .   36
       2.17  Pro Rata Treatment and Payments  . . . . . . . . . . . . . . .   36
       2.18  Requirements of Law  . . . . . . . . . . . . . . . . . . . . .   37
       2.19  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
       2.20  Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . .   40
       2.21  Change of Lending Office   . . . . . . . . . . . . . . . . . .   40
       2.22  Replacement of Lenders under Certain Circumstances   . . . . .   40
       2.23  C$ Revolving Credit Commitments  . . . . . . . . . . . . . . .   41
       2.24  Procedure for C$ Revolving Credit Borrowing  . . . . . . . . .   41
       2.25  Bankers' Acceptances   . . . . . . . . . . . . . . . . . . . .   42
       2.26  Spot Exchange Rate Calculations  . . . . . . . . . . . . . . .   44
       2.27  Commitment Reallocations   . . . . . . . . . . . . . . . . . .   44

SECTION 3.  LETTERS OF CREDIT . . . . . . . . . . . . . . . . . . . . . . .   45
       3.1  L/C Commitment  . . . . . . . . . . . . . . . . . . . . . . . .   45
       3.2  Procedure for Issuance of Letter of Credit  . . . . . . . . . .   46
       3.3  Commissions, Fees and Other Charges   . . . . . . . . . . . . .   46
       3.4  L/C Participations  . . . . . . . . . . . . . . . . . . . . . .   46
       3.5  Reimbursement Obligation of the Parent Borrower   . . . . . . .   47
       3.6  Obligations Absolute  . . . . . . . . . . . . . . . . . . . . .   47
       3.7  Letter of Credit Payments   . . . . . . . . . . . . . . . . . .   48
       3.8  Applications  . . . . . . . . . . . . . . . . . . . . . . . . .   48

SECTION 4.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . .   48
       4.1  Financial Condition   . . . . . . . . . . . . . . . . . . . . .   48
       4.2  No Change   . . . . . . . . . . . . . . . . . . . . . . . . . .   49
       4.3  Corporate Existence; Compliance with Law  . . . . . . . . . . .   49

                                                                            Page
                                                                            ----
       4.4  Corporate Power; Authorization; Enforceable Obligations   . . .   49
       4.5  No Legal Bar  . . . . . . . . . . . . . . . . . . . . . . . . .   49
       4.6  No Material Litigation  . . . . . . . . . . . . . . . . . . . .   50
       4.7  No Default  . . . . . . . . . . . . . . . . . . . . . . . . . .   50
       4.8  Ownership of Property; Liens  . . . . . . . . . . . . . . . . .   50
       4.9  Intellectual Property   . . . . . . . . . . . . . . . . . . . .   50
       4.10  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
       4.11  Federal Regulations  . . . . . . . . . . . . . . . . . . . . .   50
       4.12  Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . .   50
       4.13  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
       4.14  Investment Company Act; Other Regulations  . . . . . . . . . .   51
       4.15  Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . .   51
       4.16  Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . .   51
       4.17  Environmental Matters  . . . . . . . . . . . . . . . . . . . .   51
       4.18  Accuracy of Information, etc   . . . . . . . . . . . . . . . .   52
       4.19  Security Documents   . . . . . . . . . . . . . . . . . . . . .   52
       4.20  Solvency   . . . . . . . . . . . . . . . . . . . . . . . . . .   53
       4.21  Senior Indebtedness  . . . . . . . . . . . . . . . . . . . . .   53
       4.22  Regulation H   . . . . . . . . . . . . . . . . . . . . . . . .   53
       4.23  Year 2000 Matters  . . . . . . . . . . . . . . . . . . . . . .   53

SECTION 5.  CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . .   54
       5.1  [Intentionally Omitted].  . . . . . . . . . . . . . . . . . . .   54
       5.2  Conditions to Each Extension of Credit  . . . . . . . . . . . .   54
       5.3  Conditions to Amendment/Restatement Closing Date  . . . . . . .   54

SECTION 6.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . .   55
       6.1  Financial Statements  . . . . . . . . . . . . . . . . . . . . .   55
       6.2  Certificates; Other Information   . . . . . . . . . . . . . . .   56
       6.3  Payment of Obligations  . . . . . . . . . . . . . . . . . . . .   57
       6.4  Conduct of Business and Maintenance of Existence, etc.    . . .   57
       6.5  Maintenance of Property; Insurance  . . . . . . . . . . . . . .   57
       6.6  Inspection of Property; Books and Records; Discussions  . . . .   57
       6.7  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
       6.8  Environmental Laws  . . . . . . . . . . . . . . . . . . . . . .   58
       6.9  Interest Rate Protection  . . . . . . . . . . . . . . . . . . .   58
       6.10  Additional Collateral, etc   . . . . . . . . . . . . . . . . .   58

SECTION 7.  NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . .   60
       7.1  Financial Condition Covenants   . . . . . . . . . . . . . . . .   60
       7.2  Limitation on Indebtedness  . . . . . . . . . . . . . . . . . .   61
       7.3  Limitation on Liens   . . . . . . . . . . . . . . . . . . . . .   62
       7.4  Limitation on Fundamental Changes   . . . . . . . . . . . . . .   64
       7.5  Limitation on Sale of Assets  . . . . . . . . . . . . . . . . .   65
       7.6  Limitation on Dividends   . . . . . . . . . . . . . . . . . . .   65
       7.7  Limitation on Capital Expenditures  . . . . . . . . . . . . . .   66
       7.8  Limitation on Investments, Loans and Advances   . . . . . . . .   66
       7.9  Limitation on Optional Payments and Modifications of Debt
              Instruments, etc.   . . . . . . . . . . . . . . . . . . . . .   68
       7.10  Limitation on Transactions with Affiliates   . . . . . . . . .   68

                                                                            Page
                                                                            ----
       7.11  Limitation on Sales and Leasebacks   . . . . . . . . . . . . .   69
       7.12  Limitation on Changes in Fiscal Periods  . . . . . . . . . . .   69
       7.13  Limitation on Negative Pledge Clauses  . . . . . . . . . . . .   69
       7.14  Limitation on Lines of Business  . . . . . . . . . . . . . . .   69
       7.15  Limitation on Amendments to Acquisition Documents  . . . . . .   69

SECTION 8.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . .   69

SECTION 9.  THE AGENTS  . . . . . . . . . . . . . . . . . . . . . . . . . .   73
       9.1  Appointment   . . . . . . . . . . . . . . . . . . . . . . . . .   73
       9.2  Delegation of Duties  . . . . . . . . . . . . . . . . . . . . .   73
       9.3  Exculpatory Provisions  . . . . . . . . . . . . . . . . . . . .   73
       9.4  Reliance by Administrative Agent  . . . . . . . . . . . . . . .   73
       9.5  Notice of Default   . . . . . . . . . . . . . . . . . . . . . .   74
       9.6  Non-Reliance on Agents and Other Lenders  . . . . . . . . . . .   74
       9.7  Indemnification   . . . . . . . . . . . . . . . . . . . . . . .   74
       9.8  Agent in Its Individual Capacity  . . . . . . . . . . . . . . .   75
       9.9  Successor Administrative Agent  . . . . . . . . . . . . . . . .   75
       9.10  Authorization to Release Liens   . . . . . . . . . . . . . . .   75
       9.11  Documentation Agent and Syndication Agent  . . . . . . . . . .   75

SECTION 10.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . .   75
       10.1  Amendments and Waivers   . . . . . . . . . . . . . . . . . . .   75
       10.2  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . .   76
       10.3  No Waiver; Cumulative Remedies   . . . . . . . . . . . . . . .   78
       10.4  Survival of Representations and Warranties   . . . . . . . . .   78
       10.5  Payment of Expenses and Taxes  . . . . . . . . . . . . . . . .   78
       10.6  Successors and Assigns; Participations and Assignments   . . .   79
       10.7  Adjustments; Set-off   . . . . . . . . . . . . . . . . . . . .   81
       10.8  Counterparts   . . . . . . . . . . . . . . . . . . . . . . . .   81
       10.9  Severability   . . . . . . . . . . . . . . . . . . . . . . . .   81
       10.10  Integration   . . . . . . . . . . . . . . . . . . . . . . . .   81
       10.11  GOVERNING LAW   . . . . . . . . . . . . . . . . . . . . . . .   82
       10.12  Submission To Jurisdiction; Waivers   . . . . . . . . . . . .   82
       10.13  Judgment Currency   . . . . . . . . . . . . . . . . . . . . .   82
       10.14  Acknowledgements  . . . . . . . . . . . . . . . . . . . . . .   83
       10.15  WAIVERS OF JURY TRIAL   . . . . . . . . . . . . . . . . . . .   83
       10.16  Confidentiality   . . . . . . . . . . . . . . . . . . . . . .   83

SCHEDULES:

1.1A                    Revolving Credit Commitments and Term Loans as of
                        Amendment/Restatement Closing Date
1.1B                    Mortgaged Property
1.1C                    Additional Mortgaged Property
1.1D                    Permitted Investments
4.4                     Consents, Authorizations, Filings and Notices
4.15                    Subsidiaries on Amendment/Restatement Closing Date
4.19(a)                 UCC Filing Jurisdictions
4.19(a)-A               UCC Filing Jurisdictions--Bumble Bee
4.19(a)-B               UCC Filing Jurisdictions--DM US Holding, Corp. and
                        Creative Products, Inc.
4.19(b)                 Mortgage Filing Jurisdictions
4.19(b)-A               Mortgage Filing Jurisdictions--Bumble Bee
4.19(b)-B               Mortgage Filing Jurisdictions--IHF Acquisition Corp.
7.2(e)                  Existing Indebtedness
7.3(f)                  Existing Liens
7.8(g)                  Existing Investments
7.10                    Certain Fees


EXHIBITS:

A                       Form of Guarantee and Collateral Agreement
B                       Form of Compliance Certificate
C                       Form of Closing Certificate
D-1                     Form of Mortgage -- Borrower
D-2                     Form of Mortgage -- Subsidiary Guarantor
E                       Form of Assignment and Acceptance
F                       Form of Legal Opinion of Vinson & Elkins
G-1                     Form of Term Note
G-2                     Form of Revolving Credit Note
G-3                     Form of Swing Line Note
G-4                     Form of B/A Equivalent Note
H                       Form of Reallocation Notice
I                       Form of Canadian Guarantee
J                       Form of Addendum

        CREDIT AGREEMENT, dated as of November 1, 1996, as amended and restated as of September 16, 1998, among INTERNATIONAL HOME FOODS, INC., a Delaware corporation (the "Parent Borrower"), International Home Foods (Canada) Inc., a Canadian corporation (the "Canadian Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), MORGAN STANLEY SENIOR FUNDING, INC., as documentation agent (in such capacity, the "Documentation Agent"), BANKERS TRUST COMPANY, as syndication agent (in such capacity, the "Syndication Agent"), The Chase Manhattan Bank of Canada, as Canadian administrative agent (in such capacity, the "Canadian Administrative Agent"), and THE CHASE MANHATTAN BANK, as administrative agent for the Lenders hereunder.


                             W I T N E S S E T H :


              WHEREAS, the Borrowers entered into the Credit Agreement, dated as of November 1, 1996, as amended and restated as of June 17, 1998 (as so amended and restated, the "Existing Credit Agreement"), with Morgan Stanley Senior Funding, Inc., as documentation agent, Bankers Trust Company, as syndication agent, The Chase Manhattan Bank, as administrative agent, and the several banks and other financial institutions or entities parties thereto;

              WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement, which Agreement shall become effective upon the satisfaction of certain conditions precedent set forth in Section 5.3 hereof; and

              WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any of such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Parent Borrower outstanding thereunder;

              NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree that on the Amendment/Restatement Closing Date (as defined below) the Existing Credit Agreement shall be amended and restated in its entirety as follows:


                            SECTION 1.  DEFINITIONS

              1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

              "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

              "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

              "Acceptance Fee": a fee payable in C$ by the Canadian Borrower to a C$ Revolving Credit Lender with respect to the acceptance or purchase of a B/A, calculated on the face amount of such B/A at a rate per annum equal to the B/A Spread on the basis of the number of days in the applicable Contract Period (inclusive of the first day and exclusive of the last day) and a year of 365 days (it being agreed that the B/A Spread in respect of a B/A Equivalent Note is equivalent to the B/A Spread otherwise applicable to a banker's acceptance having the same face amount and Contract Period as the subject B/A Equivalent Note).

              "Acquisition Agreement": the Agreement of Sale and Plan of Merger, dated as of September 5, 1996, among the Sellers, AH Food Co., the Buyer and the Merger Sub.

              "Acquisitions": the collective reference to the AHP Acquisition and the Heritage Acquisition.

              "Additional US$ Revolving Credit Commitments":  as defined in
       Section 2.27.

              "Additional US$ Revolving Credit Facility": as defined in the definition of "Facility".

              "Additional US$ Revolving Credit Lender": each C$ Revolving Credit Lender (or, in the case of any C$ Revolving Credit Lender that is a Schedule II chartered bank under the Bank Act (Canada), such Lender's Related US$ Lender).

              "Additional US$ Revolving Credit Loans": any revolving credit loans made to the Parent Borrower under the Additional US$ Revolving Commitments. Each Additional US$ Revolving Credit Loan shall be a Eurodollar Loan or ABR Loan.

              "Additional US$ Revolving Credit Percentage": as to any Additional US$ Revolving Credit Lender at any time, the percentage which such Lender's Additional US$ Revolving Credit Commitment then constitutes of the aggregate Additional US$ Revolving Credit Commitments (or, at any time after the Additional US$ Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Additional US$ Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the Additional US$ Revolving Credit Loans then outstanding).

              "Adjustment Date":  as defined in the Pricing Grid.

              "Administrative Agent": Chase, together with its affiliates (including, with respect to matters relating to the C$ Revolving Credit Facility, the Canadian Administrative Agent), as the arranger of the Facilities and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors. Without limiting the generality of the foregoing, all payments made hereunder in C$ shall be made to the Canadian Administrative Agent.

              "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 51% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

              "Agents": the collective reference to the Administrative Agent, the Syndication Agent and the Documentation Agent.

              "Aggregate C$ Revolving Credit Exposure": the aggregate amount of the C$ Revolving Credit Exposure.

              "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

              "AH Food Co.": American Home Food Products, Inc., a Delaware corporation.

              "AHP": American Home Products Corporation, a Delaware corporation.

              "AHP Acquisition": as defined in Section 5.1(b) of the November 1997 Amendment/Restatement.

              "AHP Food Business": as defined in Section 5.1(b) of the Existing Credit Agreement.

              "AHP Holding": AHP Subsidiary Holding Corporation, a Delaware corporation.

              "Amendment/Restatement Closing Date":  September 16, 1998.

              "Applicable Canadian Pension Legislation": at any time, any pension legislation then applicable to the Canadian Borrower, including all regulations made thereunder, and all rules, regulations, rulings and interpretations made or issued by any Governmental Authority having or asserting jurisdiction in respect thereof.

              "Applicable Margin": for each Type of Loan, the rate per annum set forth under the relevant column heading below:

                                                            ABR Loans                  Eurodollar Loans
                                                            ---------                  ----------------
             Tranche A Term Loans,
                Revolving Credit Loans and                    0.50%                          1.50%
                Swing Line Loans

             Tranche B Term Loans                             0.75%                          1.75%

       ; provided that on and after the first Adjustment Date occurring after June 30, 1998, the Applicable Margin will be determined pursuant to the Pricing Grid.

              "Applicable Percentage": (x) with respect to any US$ Revolving Credit Lender, the percentage of the aggregate US$ Revolving Credit Commitments represented by such Lender's US$ Revolving Credit Commitment, (y) with respect to any Additional US$ Revolving Lender, the percentage of the aggregate Additional US$ Revolving Credit Commitments represented by such Lender's Additional US$ Revolving Credit Commitment or (z) with respect to any C$ Revolving Credit Lender, the percentage of the aggregate C$ Revolving Credit Commitments represented by such Lender's C$ Revolving Credit Commitment.

              "Application": an application, in such form (reasonably acceptable to the Parent Borrower) as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

              "Approved Fund": with respect to any Lender that is a fund that invests in bank loans, any other fund or trust or entity that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by and Affiliate of such investment advisor.

              "Asset Sale": any Disposition of Property other than (a) any Disposition of Property permitted by any of clauses (a) through (h) of
       Section 7.5 and (b) any Disposition of Property which, together with any related Disposition of Property, yields gross proceeds to the Parent Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) of less than $2,000,000, provided, that the aggregate gross proceeds of Dispositions of Property excluded from the definition of "Asset Sale" pursuant to this clause (b) shall not exceed $5,000,000 in any fiscal year of the Parent Borrower.

              "Asset Swap": any substantially concurrent purchase and sale, or exchange, of Property used or usable in the business of the Parent Borrower and its Subsidiaries.

              "Assigned Dollar Value": in respect of any C$ Revolving Credit Borrowing, the amount thereof expressed in Dollars in the initial Borrowing Request with respect thereto or, in the case of a B/A Borrowing, the amount thereof expressed in Dollars as the face amount of the B/As relating thereto. Thereafter, Assigned Dollar Value shall mean, in respect of any C$ Revolving Credit Borrowing, the Dollar Equivalent of the principal amount of the Loans relating to such C$ Revolving Credit Borrowing (or, in respect of any B/A Borrowing, the face amounts of the B/As) as determined on the most recent Reset Date based on the Spot Exchange Rate.

              "Assignee":  as defined in Section 10.6(c).

              "Assignor":  as defined in Section 10.6(c).

              "August 1998 Confidential Information Memorandum": the Confidential Information Memorandum dated August 1998 and furnished to the Lenders.

              "Available Additional US$ Revolving Credit Commitment": as to any Additional US$ Revolving Credit Lender at any time, an amount equal to (a) such Lender's Additional US$ Revolving Credit Commitments minus
       (b) such Lender's outstanding Additional US$ Revolving Credit Loans.

              "Available C$ Revolving Credit Commitment": as to any C$ Revolving Credit Lender at any time, an amount equal to (a) such Lender's C$ Revolving Credit Commitment minus (b) such Lender's C$ Revolving Credit Exposure.

              "Available Revolving Credit Commitments": the collective reference to the Available Additional US$ Revolving Credit Commitments, the Available C$ Revolving Credit Commitments and the Available US$ Revolving Credit Commitments.

              "Available US$ Revolving Credit Commitment": as to any US$ Revolving Credit Lender at any time, an amount equal to (a) such Lender's US$ Revolving Credit Commitment minus (b) such Lender's US$ Revolving Extensions of Credit; provided, that in calculating any Lender's US$ Revolving Extensions of Credit for the purpose of determining such Lender's Available US$ Revolving Credit Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swing Line Loans then outstanding shall be deemed to be zero.

              "B/A": a bill of exchange denominated in C$, drawn by the Canadian Borrower and accepted by a C$ Revolving Credit Lender in accordance with this Agreement, provided that with respect to a C$ Revolving Credit Lender that is not a chartered bank under the Bank Act (Canada) or that has notified the Administrative Agent that it is otherwise unable to accept such bills of exchange, it shall mean a B/A Equivalent Note.

              "B/A Borrowing":  a Borrowing comprised of B/As.

              "B/A Equivalent Note":  as defined in Section 2.25(g).

              "B/A Spread": for any day, with respect to any B/A Borrowing, the Applicable Margin that would apply to such Borrowing on such day if such Borrowing were a Eurodollar Loan under the US$ Revolving Credit Facility.

              "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

              "Borrowers": the collective reference to Parent Borrower and the Canadian Borrower.

              "Borrowing": a group of Loans of a single Type made under a single Facility or consisting solely of Swing Line Loans and made on a single date and, in the case of Eurodollar Loans and B/As, as to which a single Interest Period or Contract Period, as the case may be, is in effect.

              "Borrowing Date": any Business Day specified by the relevant Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

              "Borrowing Request": a request by a Borrower for a Borrowing in accordance with the terms of Section 2 and substantially in a form approved by the Administrative Agent.

              "Bumble Bee":  Bumble Bee Seafoods, Inc., a Delaware corporation.

              "Bumble Bee Acquisition": the acquisition described in the Bumble Bee Purchase Agreement.

              "Bumble Bee Purchase Agreement": the Asset Purchase and Sale Agreement, dated as of May 1, 1997, among Bumble Bee, Bumble Bee International, Inc., Commerce Distributing Company and Santa Fe Springs Holding Company, as sellers, the Parent Borrower and Bumble Bee Acquisition Corporation, as buyer.

              "Business":  as defined in Section 4.17.

              "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that when used in connection with a Eurodollar Loan, "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market; and provided further that when used in connection with a C$ Revolving Credit Loan, "Business Day" shall also exclude any day on which banks are authorized or required by law to be closed in Toronto, Ontario.

              "Buyer":  AHFP Holding Corporation, a Delaware corporation.

              "C$":  lawful money of Canada.

              "C$ Revolving Credit Borrowing": a Borrowing comprised of C$ Revolving Credit Loans.

              "C$ Revolving Credit Commitment": with respect to any Lender at any time, the commitment (if any) of such Lender to make Loans and accept B/As pursuant to Sections 2.23 through 2.25. The amount of each Lender's C$ Revolving Credit Commitment is the amount set forth opposite such Lender's name in Schedule 1.1A under the caption "C$ Revolving Credit Commitment", as such amount may be changed from time to time pursuant to this Agreement. The C$ Revolving Credit Commitment of each Lender shall always be expressed in Dollars.

              "C$ Revolving Credit Exposure": with respect to any C$ Revolving Credit Lender at any time, the Assigned Dollar Value at such time of all outstanding C$ Revolving Credit Loans of such Lender.

              "C$ Revolving Credit Facility": as defined in the definition of "Facility".

              "C$ Revolving Credit Lender": a Lender that is not a non-resident within the meaning of the Income Tax Act (Canada) with a C$ Revolving Credit Commitment or holding C$ Revolving Credit Loans.

              "C$ Revolving Credit Loan": any Canadian Prime Rate Loan made or B/A accepted or purchased by a Lender pursuant to its C$ Revolving Credit Commitment.

              "C$ Revolving Credit Percentage": as to any C$ Revolving Credit Lender at any time, the percentage which such Lender's C$ Revolving Credit Commitment then constitutes of the Total C$ Revolving Credit Commitments (or, at any time after the C$ Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal or face amount of such Lender's C$ Revolving Credit Loans then outstanding constitutes of the aggregate principal or face amount of the C$ Revolving Credit Loans then outstanding).

              "Calculation Date": (a) the last Business Day of each March, June, September and December and (b) at any time when the Aggregate C$ Revolving Credit Exposure exceeds 85% of the Total C$ Revolving Credit Commitments or at any time when a Default or Event of Default shall have occurred and be continuing, any other date which the Administrative Agent may determine in its discretion to be a Calculation Date.

              "Canadian Administrative Agent": as defined in the preamble to this Agreement.

              "Canadian Borrower": as defined in the preamble to this Agreement.

              "Canadian Guarantee": the Guarantee Agreement to be executed and delivered by each Canadian Subsidiary Guarantor, substantially in the form of Exhibit I, as the same may be amended, supplemented or otherwise modified from time to time.

              "Canadian Prime Borrowing": a Borrowing comprised of Canadian Prime Rate Loans.

              "Canadian Prime Rate": on any day, the annual rate of interest (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to the greater of:

              (a) the annual rate of interest announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in Toronto on such day being the reference rate used by the Administrative Agent for determining interest rates on C$ denominated commercial loans to its customers in Canada; and

              (b) the annual rate of interest equal to the sum of (i) the CDOR Rate in effect on such day, and (ii) 1%.

              "Canadian Prime Rate Loan": a Loan denominated in C$ which bears interest at a rate based upon the Canadian Prime Rate.

              "Canadian Subsidiary": any Subsidiary of the Parent Borrower organized under the laws of Canada (or any province therein).

              "Canadian Subsidiary Guarantor": each Canadian Subsidiary other than the Canadian Borrower.

              "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

              "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

              "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

              "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor's Ratings Services or P-2 by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) money market accounts or funds with or issued by Qualified Issuers; and (e) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above.

              "C/D Assessment Rate": for any day as applied to any ABR Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States.

              "CDOR Rate": on any date, the annual rate of interest which is the rate based on an average rate applicable to C$ bankers' acceptances for a term of 30 days appearing on the "Reuters Screen CDOR Page" (as defined in the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time) at approximately 10:00 a.m. (Toronto time), on such date, or if such date is not a Business Day, then on the immediately preceding Business Day, provided that, if such rate does not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any date shall be calculated as the rate for the term referred to above applicable to C$ bankers' acceptances quoted by the Administrative Agent as of 10:00 a.m. (Toronto time) on such date or, if such date is not a Business Day, then on the immediately preceding Business Day.

              "C/D Reserve Percentage": for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board as in effect from time to time) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

              "Chase":  The Chase Manhattan Bank.

              "Closing Date":  November 1, 1996.

              "Code": the Internal Revenue Code of 1986, as amended from time to time.

              "Collateral": all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

              "Commitment Fee Rate": 3/8 of 1% per annum; provided that on and after the first Adjustment Date occurring after June 30, 1998, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

              "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent Borrower and which is treated as a single employer under Section 414 of the Code or under Applicable Canadian Pension Legislation (for greater certainty, the Canadian Borrower shall be deemed to be a Commonly Controlled Entity).

              "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

              "Consolidated Current Assets": at a particular date, all amounts (other than cash and Cash Equivalents) which would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of the Parent Borrower and its Subsidiaries at such date.

              "Consolidated Current Liabilities": at a particular date, all amounts which would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of the Parent Borrower and its Subsidiaries at such date, but excluding

       (a) the current portion of any Funded Debt of the Parent Borrower and its Subsidiaries, (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Credit Loans or Swing Line Loans to the extent otherwise included therein, (c) accrued interest expense and
       (d) accrued income tax expense.

              "Consolidated EBITDA": for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) total income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets other than inventory sold in the ordinary course of business) and (f) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets other than inventory sold in the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis.

              "Consolidated Fixed Charge Coverage Ratio": for any period, the ratio of (a) (i) Consolidated EBITDA for such period less (ii) the lesser of (x) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such period on account of Capital Expenditures (excluding (1) the principal amount of Indebtedness (other than Loans) incurred in connection with such expenditures and (2) Capital Expenditures made pursuant to Section 7.7(b) or (c)) and (y) if applicable, the Scheduled Capital Expenditure Amount for such period to
       (b) Consolidated Fixed Charges for such period.

              "Consolidated Fixed Charges": for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) Consolidated Tax Expense for such period and (c) scheduled payments made during such period on account of principal of Indebtedness of the Parent Borrower or any of its Subsidiaries (including the Term Loans).

              "Consolidated Interest Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

              "Consolidated Interest Expense": for any period, total cash interest expense (including that attributable to Capital Lease Obligations), net of interest income, of the Parent Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Parent Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Protection Agreements to the extent such net costs are allocable to such period in accordance with
       GAAP).

              "Consolidated Leverage Ratio": as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

              "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Parent Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Parent Borrower or is merged into or consolidated with the Parent Borrower or any of its Subsidiaries.

              "Consolidated Senior Leverage Ratio": as at the last day of any period, the ratio of (a) Consolidated Total Debt (excluding Indebtedness attributable to the Senior Subordinated Notes and other Indebtedness of the Parent Borrower subordinated on terms at least as favorable to the Lenders as those applicable to the Senior Subordinated Notes) on such day to (b) Consolidated EBITDA for such period.

              "Consolidated Tax Expense": for any period, provision for cash income taxes made by the Parent Borrower or any of its Subsidiaries for such period on a consolidated basis.

              "Consolidated Total Debt": at any date, the aggregate principal amount of all Indebtedness (excluding (a) Indebtedness of the type described in clause (d), (h) or (i) of the definition thereof to the extent such Indebtedness would not appear on a consolidated balance sheet of the Parent Borrower and its Subsidiaries in accordance with GAAP, (b) Indebtedness of the type described in clause (f) of the definition thereof to the extent such Indebtedness consists of undrawn amounts in respect of letter of credit facilities and (c) Trade Acceptances that have payment terms of not more than 90 days from the date of acceptance), net of cash and Cash Equivalents, of the Parent Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

              "Consolidated Working Capital": the excess of Consolidated Current Assets over Consolidated Current Liabilities.

              "Continuing Directors": the directors of the Parent Borrower on the Closing Date, after giving effect to the Acquisitions and the other transactions contemplated hereby, and each other director, if, in each case, such other director's nomination for election to the board of directors of the Parent Borrower is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of the Parent Borrower.

              "Contract Period": the term of a B/A selected by the Canadian Borrower in accordance with Section 2.25 commencing on the date of such Borrowing or any rollover date, as applicable, of such B/A (which shall be a Business Day) and expiring on a Business Day which shall be either 30 days, 60 days, 90 days or (subject to availability from each C$ Revolving Credit Lender) 180 days thereafter, provided that no Contract Period shall extend beyond the Revolving Credit Termination Date. Notwithstanding the foregoing, whenever the last day of any Contract Period would otherwise occur on a day which is not a Business Day, the last day of such Contract Period shall occur on the next succeeding Business Day and such extension of time shall in such case be included in computing the Acceptance Fee in respect of the relevant B/A.

              "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

              "Contributed Equity": (a) the proceeds of any capital contribution made to the Parent Borrower (or to a Parent and in turn contributed to the Parent Borrower) by any member of the Existing Investor Group and (b) the proceeds of any private placement of Capital Stock of the Parent Borrower (or of a Parent and in turn contributed to the Parent Borrower) consummated after the Closing Date, provided, that the aggregate amount of proceeds of sales of Capital Stock to Persons other than members of the Existing Investor Group that may be included in "Contributed Equity" pursuant to this clause (b) shall not exceed $50,000,000 during the term of this Agreement. As used in this definition, (i) "Existing Investor Group" refers to any Permitted Investor (other than any Parent), AHP or any of its Affiliates or any Person that owns Capital Stock of the Buyer on the Closing Date or that acquires Capital Stock of the Buyer within 60 days after the Closing Date and (ii) "Parent" refers to the Buyer or any other direct or indirect holding company parent of the Parent Borrower.

              "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

              "Discount Proceeds": for any B/A, an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded upwards) calculated on the applicable date of the Borrowing of which such B/A is a part or any rollover date for such Borrowing by multiplying:

              (a)    the face amount of the B/A; by

              (b) the quotient of one divided by the sum of one plus the product of:

                     (i) the Discount Rate (expressed as a decimal) applicable to such B/A, and

                     (ii) a fraction, the numerator of which is the Contract Period of the B/A and the denominator of which is 365,

       with such quotient being rounded up or down to the fifth decimal place, and .000005 being rounded up.

              "Discount Rate":

              (a)  with respect to any C$ Revolving Credit Lender that is a
       Schedule I chartered bank under the Bank Act (Canada), as applicable to a B/A being purchased by such Lender on any day, the average (as determined by the Administrative Agent) of the respective percentage discount rates (expressed to two decimal places and rounded upward, if necessary, to the nearest 0.01%) quoted by the Schedule I Reference Banks as the percentage discount rate at which the Schedule I Reference Banks would, in accordance with their normal practices, at or about 10:00 a.m., Toronto time, on such date, be prepared to purchase bankers' acceptances accepted by the Schedule I Reference Banks having a face amount and term comparable to the face amount and term of such B/A; and

              (b)  with respect to any C$ Revolving Credit Lender that is not a
       Schedule I chartered bank under the Bank Act (Canada), as applicable to a B/A being purchased by such Lender on any day, the average (as determined by the Administrative Agent) of the respective percentage discount rates (expressed to two decimal places and rounded upward, if necessary, to the nearest 0.01%) quoted by the Schedule II Reference Banks as the percentage discount rates at which the Schedule II Reference Banks would, in accordance with their normal practices, at or about 10:00 a.m., Toronto time, on such date, be prepared to purchase bankers' acceptances accepted by the Schedule II Reference Banks having a face amount and term comparable to the face amount and term of such B/A; provided, however, that no Discount Rate calculated pursuant to this clause (b) shall exceed the Discount Rate calculated pursuant to clause (a) above in respect of the same issue of B/As plus 10 basis points (.10%) per annum.

              "Disposition": with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms "Dispose" and "Disposed of" shall have correlative meanings.

              "Dollar Equivalent": with respect to an amount of C$ on any date, the amount of Dollars that may be purchased with such amount of C$ at the Spot Exchange Rate on such date.

              "Dollars" and "$": lawful currency of the United States of America.

              "Domestic Subsidiary": any Subsidiary of the Parent Borrower organized under the laws of any jurisdiction within the United States of America.

              "ECF Percentage": the percentage set forth below opposite the Consolidated Leverage Ratio as of the last day of the most recent fiscal year ending prior to the relevant Excess Cash Flow Application Date:

              Consolidated Leverage Ratio                                        ECF Percentage
              ---------------------------                                        --------------
              Greater than 4.50 to 1.0                                           75%
              Less than or equal to 4.50 to 1.0 and greater than 3.50 to 1.0     50%
              Less than or equal to 3.50 to 1.0 and greater than 3.00 to 1.0     25%
              Less than or equal to 3.00 to 1.0                                  0%

              "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

              "Equity Financing Proceeds": any Contributed Equity used to finance any Capital Expenditure made pursuant to Section 7.7(b) or any investment made pursuant to Section 7.8(i).

              "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

              "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

              "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which Chase is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loans to be outstanding during such Interest Period.

              "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

              "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):


                              Eurodollar Base Rate
                 -----------------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

              "Eurodollar Tranche": the collective reference to Eurodollar Loans under a single Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

              "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

              "Excess Cash Flow": for any fiscal year of the Parent Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year, (ii) decreases in Consolidated Working Capital for such fiscal year, (iii) the amount of any refund received by the Parent Borrower and its Subsidiaries during such fiscal year on taxes paid by the Parent Borrower and its Subsidiaries, (iv) cash dividends, cash interest and other similar cash payments received by the Parent Borrower during such fiscal year in respect of investments to the extent not included in Consolidated Net Income to determine Consolidated EBITDA for such fiscal year, (v) any purchase price adjustments paid to the Parent Borrower or any of its Subsidiaries during such fiscal year pursuant to the Acquisition Agreement or the Bumble Bee Purchase Agreement, and (vi) extraordinary cash gains to the extent subtracted or otherwise not included in Consolidated Net Income to determine Consolidated EBITDA for such fiscal year over (b) the sum, without duplication, of (i) the aggregate amount actually paid by the Parent Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures or repurchases of the Senior Subordinated Notes pursuant to Section 7.9 (excluding (x) the principal amount of Indebtedness incurred in connection with such expenditures and
       (y) any such expenditures made pursuant to Section 7.7(b) except, in the case of this clause (y), to the extent that the amounts used to make such expenditures were included in determining Consolidated EBITDA for such fiscal year), (ii) the aggregate amount of all prepayments of Revolving Credit Loans and Swing Line Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Credit Commitments and all optional prepayments of the Term Loans during such fiscal year, (iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Term Loans) of the Parent Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) increases in Consolidated Working Capital for such fiscal year, (v) cash interest expense of the Parent Borrower and its Subsidiaries for such fiscal year, (vi) cash taxes actually paid in such fiscal year or to be paid in the subsequent fiscal year on account of such fiscal year to the extent added to Consolidated Net Income to determine Consolidated EBITDA for such fiscal year, (vii) the amount of all loans and advances made in such fiscal year pursuant to Section 7.8(d) (net of any repayments of such loans and advances made during such fiscal year), (viii) the aggregate amount actually paid by the Parent Borrower and its Subsidiaries in cash during such fiscal year on account of investments made pursuant to Section 7.8(n), (p) or (q) (excluding the principal amount of Indebtedness incurred in connection with such investments), (ix) the amount of all deposits required to be made by the Parent Borrower or any of its Subsidiaries during such fiscal year in connection with investments made pursuant to Section 7.8(l) (net of any amounts returned in respect of such deposits during such fiscal year), (x) dividends paid by the Parent Borrower during such fiscal year in accordance with Section 7.6 to the extent not subtracted in the determination of Consolidated Net Income of the Parent Borrower for such fiscal year, (xi) previously expensed royalty payments made during such fiscal year to the extent not subtracted in the determination of Consolidated Net Income of the Parent Borrower for such fiscal year, (xii) any purchase price adjustments paid by the Parent Borrower or any of its Subsidiaries during such fiscal year pursuant to the Acquisition Agreement or the Bumble Bee Purchase Agreement, and
       (xiii) extraordinary cash losses to the extent added to Consolidated Net Income to determine Consolidated EBITDA for such fiscal year.

              "Excess Cash Flow Application Date":  as defined in Section
       2.11(c).

              "Excluded Foreign Subsidiaries": any Foreign Subsidiary the pledge of all of whose Capital Stock as Collateral would, in the good faith judgment of the Parent Borrower, result in adverse tax consequences to the Parent Borrower.

              "Existing Credit Agreement":  as defined in the recitals hereto.

              "Facility": each of (a) the extensions of credit made hereunder in the form of Tranche A Term Loans (the "Tranche A Term Loan Facility"), (b) the extensions of credit made hereunder in the form of Tranche B Term Loans (the "Tranche B Term Loan Facility"), (c) the extensions of credit made hereunder in the form of Tranche B-1 Term Loans (the "Tranche B-1 Term Loan Facility"), (d) the US$
       Revolving Credit Commitments and the extensions of credit made thereunder (the "US$ Revolving Credit Facility"), (e) the C$ Revolving Credit Commitments and the extensions of credit made thereunder (the "C$ Revolving Credit Facility") and (f) the Additional US$ Revolving Credit Commitments and the extensions of credit made thereunder (the "Additional US$ Revolving Credit Facility").

              "Federal Funds Effective Rate": as defined in the definition of "ABR".

              "Foreign Subsidiary": any Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

              "Funded Debt": as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including, without limitation, all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.

              "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board and the rules and regulations of the Securities and Exchange Commission, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances of the Parent Borrower as of the date of determination, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the Amendment/Restatement Closing Date and consistent with those used in the preparation of the audited financial statements of the Parent Borrower, as the case may be, in respect of the fiscal year ended December 31, 1997. In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Parent Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Parent Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Parent Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).

              "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

              "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by the Parent Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

              "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

              "Heritage": Heritage Brands Holdings, Inc., a Delaware corporation.

              "Heritage Acquisition": as defined in Section 5.1(b) of the November 1997 Amendment/Restatement.

              "Hicks Muse":  Hicks, Muse, Tate & Furst Incorporated.

              "Incur": as defined in Section 7.2; and the term "Incurrence" shall have a correlative meaning.

              "Indebtedness":  of any Person at any date, without duplication,
       (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables and accrued expenses incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) indebtedness incurred in connection with any Receivables Facility, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any

       Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation.

              "Initial Public Offering": an underwritten public offering by the Parent Borrower of Capital Stock of the Parent Borrower pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

              "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA or Applicable Canadian Pension Legislation.

              "Insolvent":  pertaining to a condition of Insolvency.

              "Intellectual Property":  as defined in Section 4.9.

              "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Canadian Prime Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and (e) as to any Loan, the date of repayment thereof at final stated maturity.

              "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Parent Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Parent Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                     (ii) any Interest Period that would otherwise extend
              beyond the Revolving Credit Termination Date or beyond the date final payment is due on the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, shall end on the Revolving Credit Termination Date or such due date, as applicable;

                     (iii) any Interest Period that begins on the last Business
              Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                     (iv) the Parent Borrower shall select Interest Periods so
              as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

              "Interest Rate Protection Agreement": any interest rate protection agreement, interest rate futures contract, interest rate option, interest rate cap or other interest rate hedge arrangement, to or under which the Parent Borrower or any of its Subsidiaries is a party or a beneficiary on the Closing Date or becomes a party or a beneficiary after the Closing Date.

              "Issuing Lender": Chase or any of its affiliates or, with the approval of the Administrative Agent, any of the other Revolving Credit Lenders which chooses to be an Issuing Lender, in its capacity as issuer of any Letter of Credit.

              "L/C Commitment":  $30,000,000.

              "L/C Fee Payment Date": the last day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.

              "L/C Obligations":  at any time, an amount equal to the sum of
       (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to
       Section 3.5.

              "L/C Participants": with respect to any Letter of Credit, the collective reference to all the US$ Revolving Credit Lenders other than the Issuing Lender that issued such Letter of Credit.

              "Lenders":  as defined in the preamble.

              "Letters of Credit":  as defined in Section 3.1(a).

              "Libby's":  Nestle USA, Inc.

              "Libby's Acquisition": the acquisition described in the Libby's Purchase Agreement.

              "Libby's Purchase Agreement":   the Asset Purchase Agreement by
       and between Nestle USA, Inc., IHF Acquisition Corp. and the Parent Borrower dated July 17, 1998.

              "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

              "Loan": any loan made or B/A accepted or purchased by any Lender pursuant to this Agreement.

              "Loan Documents": this Agreement, the Security Documents and the Notes.

              "Loan Parties": the Borrowers and each Subsidiary of the Parent Borrower which is a party to a Loan Document.

              "Local Time": (a) in the case of each Facility other than the C$ Revolving Credit Facility, New York City time, and (b) in the case of the C$ Revolving Credit Facility, Toronto time.

              "Majority Additional US$ Revolving Credit Facility Lenders": the Majority Facility Lenders in respect of the Additional US$ Revolving Credit Facility.

              "Majority C$ Revolving Credit Facility Lenders": the Majority Facility Lenders in respect of the C$ Revolving Credit Facility.

              "Majority Facility Lenders": with respect to any Facility, the holders of not less than 51% of the aggregate unpaid principal amount of the Term Loans, the total US$ Revolving Extensions of Credit, the Aggregate C$ Revolving Credit Exposure or the Additional US$ Revolving Credit Loans, as the case may be, outstanding under such Facility (or, in the case of (a) the US$ Revolving Credit Facility, prior to any termination of the US$ Revolving Credit Commitments, the holders of not less than 51% of the aggregate US$ Revolving Credit Commitments, (b) the C$ Revolving Credit Facility, prior to any termination of the C$ Revolving Credit Commitments, the holders of not less than 51% of the aggregate C$ Revolving Credit Commitments or (c) the Additional US$ Revolving Credit Facility, prior to any termination of the Additional US$ Revolving Credit Commitments, the holders of not less than 51% of the aggregate Additional US$ Revolving Credit Commitments).

              "Majority US$ Revolving Credit Facility Lenders": the Majority Facility Lenders in respect of the US$ Revolving Credit Facility.

              "Material Acquisition": any acquisition of Property or series of related acquisitions of Property (including by way of merger) which (a) constitutes assets comprising all or substantially all of a brand or an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Parent Borrower and its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash consideration consisting of notes or other debt securities and valued at fair market value in the case of other non-cash consideration) in excess of $5,000,000.

              "Material Adverse Effect": a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Parent Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

              "Material Disposition": any Disposition of Property or series of related Dispositions of Property which (a) constitutes assets comprising all or substantially all of a brand or an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) yields gross proceeds to the Parent Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

              "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

              "Merger":  as defined in Section 5.1(b).

              "Merger Sub": AHFP Acquisition Corporation, a Delaware corporation.

              "Mexican Subsidiary": any Subsidiary of the Parent Borrower organized under the laws of Mexico (or any jurisdiction therein).

              "Mortgaged Properties": the real properties listed on Schedule 1.1B or Schedule 1.1C, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

              "Mortgages": each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D-1 or D-2, as the case may be (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

              "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA or under Applicable Canadian Pension Legislation.

              "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, survey costs, title insurance premiums, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith, net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of purchase price adjustments reasonably expected to be payable in connection therewith and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith, provided that, with respect to any issuance or sale of debt securities or instruments as described in this clause (b), to the extent that such cash proceeds are used to refinance any Indebtedness permitted by this Agreement, then such cash proceeds shall not constitute "Net Cash Proceeds" for the purpose of this Agreement.

              "Non-Excluded Taxes":  as defined in Section 2.19(a).

              "Non-U.S. Lender":  as defined in Section 2.19(b).

              "Notes": the collective reference to the Tranche A Term Notes, the Tranche B Term Notes, the Revolving Credit Notes and the Swing Line Note.

              "November 1997 Amendment/Restatement": the amendment and restatement of a predecessor of this Agreement, dated as of November 21, 1997.

              "Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to either Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of each Borrower to the Administrative Agent or to any Lender (or, in the case of Interest Rate Protection Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Interest Rate Protection Agreement entered into with any

       Lender or any affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by either Borrower pursuant hereto) or otherwise.

              "Parent Borrower":  as defined in the preamble to this Agreement.

              "Participant":  as defined in Section 10.6(b).

              "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor) or any pension commission or similar body constituted under any Applicable Canadian Pension Legislation.

              "Permitted Investments":  any of the investments identified on
       Schedule 1.1D.

              "Permitted Investors": the collective reference to Hicks Muse and its Affiliates and principals.

              "Permitted Issuance": (a) the issuance by the Parent Borrower of shares of Capital Stock as dividends on issued and outstanding Capital Stock of the same class of the Parent Borrower or pursuant to any dividend reinvestment plan, (b) the issuance by the Parent Borrower of options or other equity securities of the Parent Borrower to outside directors, members of management or employees of the Parent Borrower or any Subsidiary of the Parent Borrower, (c) the issuance of securities as interest or dividends on pay-in-kind debt or preferred equity securities permitted hereunder and under the Security Documents, (d) the issuance to the Parent Borrower or any Subsidiary (or any director, with respect to directors' qualifying shares) by any Subsidiary of the Parent Borrower of any of its Capital Stock, in each case with respect to this clause (d) to the extent such Capital Stock is pledged to the Administrative Agent for the benefit of the Lenders pursuant to the Guarantee and Collateral Agreement (provided, that only 65% of the Capital Stock of an Excluded Foreign Subsidiary is required to be so pledged) and (e) the issuance of Contributed Equity.

              "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

              "Plan": at a particular time, any employee benefit plan which is covered by ERISA or Applicable Canadian Pension Legislation and in respect of which the Parent Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA or under Applicable Canadian Pension Legislation.

              "Pricing Grid":  the pricing grid attached hereto as Annex A.

              "Prime Rate":  as defined in the definition of "ABR".

              "Projections":  as defined in Section 6.2(c).

              "Properties":  as defined in Section 4.17.

              "Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

              "Qualified Issuer": any commercial bank (a) which has capital and surplus in excess of $250,000,000 and (b) the outstanding long-term debt securities of which are rated at least A-2 by Standard & Poor's Ratings Services or at least P-2 by Moody's Investors Service, Inc., or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

              "Reallocation Notice":  as defined in Section 2.27(a).

              "Receivables Facility": one or more non-recourse receivables facilities providing for the sale, encumbrance or other Disposition, at any time or from time to time, of all or a portion of the accounts receivable of the Parent Borrower or any of its Subsidiaries.

              "Receivables Facility Assets": accounts receivable and related ancillary rights, including, without limitation, any security interests or guarantees securing the payment of such receivables, of the Parent Borrower or any of its Subsidiaries, that are sold, encumbered or otherwise Disposed of at any time or from time to time in connection with a Receivables Facility.

              "Receivables SPV": a special purpose company established by the Parent Borrower or any of its Subsidiaries and so existing solely for purposes of a Receivables Facility.

              "Recovery Event": any settlement of or payment in respect of any property insurance or casualty insurance claim or any condemnation proceeding relating to any Property of the Parent Borrower or any of its Subsidiaries, excluding any such settlement or payment which, together with any related settlement or payment, yields gross proceeds to the Parent Borrower or any of its Subsidiaries of less than $1,000,000.

              "Refunded Swing Line Loans":  as defined in Section 2.7.

              "Refunding Date":  as defined in Section 2.7.

              "Register":  as defined in Section 10.6(d).

              "Reimbursement Obligation": the obligation of the Parent Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

              "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Parent Borrower or any of its Subsidiaries in connection therewith which are not applied to prepay the Term Loans or reduce the Revolving Credit Commitments pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

              "Reinvestment Event": any Asset Sale or Recovery Event in respect of which the Parent Borrower has delivered a Reinvestment Notice.

              "Reinvestment Notice": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Parent Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its business.

              "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Parent Borrower's business.

              "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which the Parent Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Parent Borrower's business with all or any portion of the relevant Reinvestment Deferred Amount.

              "Related US$ Lender": in the case of any C$ Revolving Credit Lender that is a Schedule II chartered bank under the Bank Act (Canada), an affiliate of such Lender that is, or is capable of becoming, an Additional US$ Revolving Credit Lender.

              "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
       Section 4241 of ERISA or under Applicable Canadian Pension Legislation.

              "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under the regulations issued pursuant to Section 4043(b) of ERISA.

              "Required Lenders": the holders of not less than 51% of the sum of (a) the aggregate unpaid principal amount of the Term Loans, Additional US$ Revolving Credit Loans, C$ Revolving Credit Loans and US$ Revolving Extensions of Credit and (b) the unutilized Additional US$ Revolving Credit Commitments, C$ Revolving Credit Commitments and US$ Revolving Credit Commitments.

              "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation (including, without limitation, Environmental Laws) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

              "Reset Date":  as defined in Section 2.26(b).

              "Responsible Officer": the chief executive officer, the president, any senior vice president, the chief financial officer or the treasurer of a Borrower (including, in any event, any person who is an officer of such Borrower and is named on the closing certificate delivered by such Borrower on the Closing Date pursuant to Section 5.1(g) whether or not such person holds any of the foregoing positions).

              "Revolving Credit Commitment Period": the period from and including the Closing Date to the Revolving Credit Termination Date.

              "Revolving Credit Commitments": the collective reference to the US$ Revolving Credit Commitments, the Additional US$ Revolving Credit Commitments and the C$ Revolving Credit Commitments. The original aggregate amount of the Revolving Credit Commitments, as of the Amendment/Restatement Closing Date, is $230,000,000.

              "Revolving Credit Facility": the collective reference to the US$ Revolving Credit Facility, C$ Revolving Credit Facility and Additional US$ Revolving Credit Facility.

              "Revolving Credit Lender": each Lender which has a Revolving Credit Commitment or which has made Revolving Credit Loans.

              "Revolving Credit Loans": the collective reference to US$ Revolving Credit Loans, C$ Revolving Credit Loans and Additional US$ Revolving Credit Loans.

              "Revolving Credit Note": any promissory note of a Borrower evidencing Revolving Credit Loans, including, without limitation, Additional US$ Revolving Credit Loans.

              "Revolving Credit Termination Date": the earlier of (a) the Scheduled Revolving Credit Termination Date and (b) the date on which the Tranche A Term Loans shall be paid in full.

              "Schedule I Reference Banks": such Schedule I chartered banks under the Bank Act (Canada) as are mutually agreed upon by the Administrative Agent and the Canadian Borrower.

              "Schedule II Reference Banks": The Chase Manhattan Bank of Canada and one such other Schedule II chartered bank under the Bank Act (Canada) as is mutually agreed upon by the Administrative Agent and the Canadian Borrower.

              "Scheduled Capital Expenditure Amount": in connection with the calculation of the Consolidated Fixed Charge Coverage Ratio as at the end of any period of four consecutive fiscal quarters of the Borrower ending on the last day of any fiscal quarter set forth below, the amount set forth opposite such fiscal quarter:

              Fiscal Quarter Ending                               Amount
              ---------------------                               ------
              December 31, 1997 to December 31, 1998            $38,000,000
              March 31, 1999                                    $39,250,000
              June 30, 1999                                     $40,500,000
              September 30, 1999                                $41,750,000
              December 31, 1999 and thereafter                  $43,000,000

              "Scheduled Revolving Credit Termination Date":  May 31, 2004.

              "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Canadian Guarantee, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

              "Sellers":  the collective reference to AHP and AHP Holding.

              "Senior Subordinated Note Indenture": the Indenture entered into by the Parent Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Parent Borrower or such Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with
       Section 7.9.

              "Senior Subordinated Notes": the subordinated notes of the Parent Borrower issued on the Closing Date pursuant to the Senior Subordinated Note Indenture.

              "Single Employer Plan": any Plan which is covered by Title IV of ERISA or Applicable Canadian Pension Legislation, but which is not a Multiemployer Plan.

              "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and
       (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital.

              "Specified Change of Control": a "Change of Control" as defined in the Senior Subordinated Note Indenture.

              "Spot Exchange Rate": on any day, the spot rate at which Dollars are offered on such day by the Administrative Agent in Toronto for C$ at approximately 11:00 a.m. (Toronto time).

              "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

              "Subsidiary Guarantor": each Subsidiary of the Parent Borrower other than a Canadian Subsidiary, any Excluded Foreign Subsidiary and any Receivables SPV.

              "Swing Line Commitment": the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

              "Swing Line Lender":  as defined in Section 2.6.

              "Swing Line Loans":  as defined in Section 2.6.

              "Swing Line Note": any promissory note of the Parent Borrower evidencing Swing Line Loans.

              "Swing Line Participation Amount":  as defined in Section 2.7.

              "Term Loan Facilities": the collective reference to the Tranche A Term Loan Facility, the Tranche B Term Loan Facility and the Tranche B-1 Term Loan Facility.

              "Term Loan Lenders": the collective reference to the Tranche A Term Loan Lenders, the Tranche B Term Loan Lenders and the Tranche B-1 Term Loan Lenders.

              "Term Loans": the collective reference to the Tranche A Term Loans, the Tranche B Term Loans and the Tranche B-1 Term Loans.

              "Test Period": any period of four consecutive fiscal quarters of the Borrower.

              "Total C$ Revolving Credit Commitments": at any time, the aggregate amount of the C$ Revolving Credit Commitments, as in effect at such time. The Total C$ Revolving Commitments on the
       Amendment/Restatement Closing Date is $30,000,000.

              "Total US$ Revolving Credit Commitments": at any time, the aggregate amount of the US$ Revolving Credit Commitments, as in effect at such time. The Total US$ Revolving Credit Commitments on the Amendment/Restatement Closing Date is $180,000,000.

              "Trade Acceptances": any trade acceptance accepted by the Parent Borrower or any of its Subsidiaries in connection with purchases from suppliers made in the ordinary course of business.

              "Tranche A Term Loan":  as defined in Section 2.1.

              "Tranche A Term Loan Facility": as defined in the definition of "Facility".

              "Tranche A Term Loan Lender": each Lender which has made a Tranche A Term Loan.

              "Tranche A Term Loan Percentage": as to any Tranche A Term Loan Lender, the percentage which the principal amount of such Lender's Tranche A Term Loan then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding.

              "Tranche A Term Note": any promissory note of the Parent Borrower evidencing Tranche A Term Loans.

              "Tranche B Term Loan":  as defined in Section 2.1.

              "Tranche B Term Loan Facility": as defined in the definition of "Facility".

              "Tranche B Term Loan Lender": each Lender which has made a Tranche B Term Loan.

              "Tranche B Term Loan Percentage": as to any Lender at any time, the percentage which the principal amount of such Lender's Tranche B Term Loan then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding.

              "Tranche B Term Note": any promissory note of the Parent Borrower evidencing Tranche B Term Loans.

              "Tranche B-1 Term Loan":  as defined in Section 2.1.

              "Tranche B-1 Term Loan Facility": as defined in the definition of "Facility".

              "Tranche B-1 Term Loan Lender": each Lender which has made a Tranche B-1 Term Loan.

              "Tranche B-1 Term Loan Percentage": as to any Tranche B-1 Term Loan Lender, the percentage which the principal amount of such Lender's Tranche B-1 Term Loan then outstanding constitutes of the aggregate principal amount of the Tranche B-1 Term Loans then outstanding.

              "Tranche B-1 Term Note": any promissory note of the Parent Borrower evidencing Tranche B-1 Term Loans.

              "Transferee":  as defined in Section 10.6(g).

              "Type": as to any Loan, its nature as an ABR Loan, a Eurodollar Loan, a B/A or a Canadian Prime Rate Loan.

              "Unapplied Excess Cash Flow": any Excess Cash Flow that is not required to be applied toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments pursuant to Section 2.11(c), as determined on each Excess Cash Flow Application Date in respect of the immediately preceding fiscal year of the Parent Borrower.

              "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised from time to time.

              "US$ Revolving Credit Borrowing": a Borrowing comprised of US$ Revolving Credit Loans.

              "US$ Revolving Credit Commitment": with respect to any Lender, the commitment (if any) of such Lender to make US$ Revolving Credit Loans pursuant to Section 2.4, and to acquire participations in Letters of Credit pursuant to Section 3.1 and Swing Line Loans pursuant to
       Section 2.6. The amount of each Lender's US$ Revolving Credit Commitment is the amount set forth opposite such Lender's name in
       Schedule 1.1A under the caption "US$ Revolving Credit Commitment", as such amount may be changed from time to time pursuant to this Agreement.

              "US$ Revolving Credit Facility": as defined in the definition of "Facility".

              "US$ Revolving Credit Lender": a Lender with a US$ Revolving Credit Commitment or holding US$ Revolving Credit Loans or participating interests in Letters of Credit or Swing Line Loans.

              "US$ Revolving Credit Loan":  as defined in Section 2.4(a).

              "US$ Revolving Credit Percentage": as to any US$ Revolving Credit Lender at any time, the percentage which such Lender's US$ Revolving Credit Commitment then constitutes of the Total US$ Revolving Credit Commitments (or, at any time after the US$ Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's US$ Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the US$ Revolving Credit Loans then outstanding).

              "US$ Revolving Extensions of Credit": as to any US$ Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all US$ Revolving Credit Loans made by such Lender then outstanding, (b) such Lender's US$ Revolving Credit Percentage of the L/C Obligations then outstanding and (c) such Lender's US$ Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

              "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

              "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Parent Borrower.

              1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

              (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; provided that, if the Parent Borrower notifies the Administrative Agent that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

              (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

              (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

              1.3 Certain Pro Forma Calculations. (a) For the purposes of calculating Consolidated EBITDA for any Test Period pursuant to any determination of the Consolidated Leverage Ratio or the Consolidated Senior Leverage Ratio, (i) if at any time during such Test Period the Parent Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Test Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the Property which is the subject of such Material Disposition for such Test Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Test Period; (ii) if during such Test Period the Parent Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Test Period; and
(iii) if during such Test Period any Person that subsequently became a Subsidiary or was merged with or into the Parent Borrower or any Subsidiary since the beginning of such Test Period shall have entered into any disposition or acquisition transaction that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Parent Borrower or a Subsidiary during such Test Period, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such Test Period.

              (b) Pro forma calculations of Consolidated EBITDA, whether pursuant to this Section 1.3 or otherwise, shall not give effect to anticipated cost savings, except, in the case of Section 7.8(p), to the extent permitted by Regulation S-X under the Securities Act of 1933 (in which case Consolidated EBITDA shall be determined as if the relevant cost savings had been implemented at the beginning of the relevant Test Period).


                     SECTION 2.  AMOUNT AND TERMS OF LOANS

              2.1 Term Loans. Subject to the terms and conditions hereof, (a) each Tranche A Term Loan Lender severally agrees, on the Amendment/Restatement Closing Date, to maintain outstanding, a term loan (a "Tranche A Term Loan") to the Parent Borrower, (b) each Tranche B Term Loan Lender severally agrees, on the Amendment/Restatement Closing Date, to maintain outstanding a term loan (a "Tranche B Term Loan") to the Parent Borrower, and (c) each Tranche B-1 Term Loan Lender severally agrees, on the Amendment/Restatement Closing Date, to make a term loan (a "Tranche B-1 Term Loan") to the Parent Borrower, in each case in the respective amounts specified on Schedule 1.1A. The aggregate outstanding principal amount of the Tranche A Term Loans, the Tranche B Term Loans and the Tranche B-1 Term Loans on the Amendment/Restatement Closing Date shall be $516,500,000, $149,800,000 and $100,000,000 respectively. The Term
Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Parent Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

              2.2 Procedure for Term Loan Borrowing on the Amendment/Restatement Closing Date. The Parent Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, three Business Days prior to the anticipated Amendment/Restatement Closing Date) requesting that the Tranche B-1 Term Loan Lenders make the Tranche B-1 Term Loans on the Amendment/Restatement Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each relevant Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Amendment/Restatement Closing Date each relevant Term Loan Lender shall make available to the Administrative Agent at its office specified in
Section 10.2 an amount in immediately available funds equal to the Tranche B-1 Term Loan to be made by such Lender. The Administrative Agent shall credit the account of the Parent Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the relevant Term Loan Lenders in immediately available funds.

              2.3 Repayment of Term Loans. (a) The Tranche A Term Loan of each Tranche A Lender shall mature in semi-annual installments, each of which shall be in an amount equal to such Lender's Tranche A Term Loan Percentage multiplied by the amount set forth below opposite such installment:

       Installment                                      Principal Amount
       -----------                                      ----------------
       September 30, 1998                                  $17,153,137
       March 31, 1999                                       25,412,054
       September 30, 1999                                   25,412,054
       March 31, 2000                                       36,212,177
       September 30, 2000                                   36,212,177
       March 31, 2001                                       46,376,999
       September 30, 2001                                   46,376,999
       March 31, 2002                                       52,094,711
       September 30, 2002                                   52,094,711
       March 31, 2003                                       57,812,423
       September 30, 2003                                   57,812,423
       May 31, 2004                                         63,530,135

              (b) The Tranche B Term Loan of each Tranche B Lender shall mature in semi-annual installments, each of which shall be in an amount equal to such Lender's Tranche B Term Loan Percentage multiplied by the amount set forth below opposite such installment:

       Installment                                      Principal Amount
       -----------                                      ----------------
       September 30, 1998                                 $200,000
       March 31, 1999                                      200,000
       September 30, 1999                                  200,000
       March 31, 2000                                      200,000
       September 30, 2000                                  200,000
       March 31, 2001                                      200,000
       September 30, 2001                                  200,000
       March 31, 2002                                      200,000
       September 30, 2002                                  200,000
       March 31, 2003                                      200,000
       September 30, 2003                                  200,000
       March 31, 2004                                      200,000
       September 30, 2004                               20,000,000
       March 31, 2005                                   63,700,000
       October 31, 2005                                 63,700,000

       (c) The Tranche B-1 Term Loan of each Tranche B-1 Term Loan Lender shall mature in semi-annual installments, each of which shall be in an amount equal to such Lender's Tranche B-1 Term Loan Percentage multiplied by the amount set forth below opposite such installment:

       Installment                                      Principal Amount
       -----------                                      ----------------
       March 31, 1999                                       $130,000
       September 30, 1999                                    130,000
       March 31, 2000                                        130,000
       September 30, 2000                                    130,000
       March 31, 2001                                        130,000
       September 30, 2001                                    130,000
       March 31, 2002                                        130,000
       September 30, 2002                                    130,000
       March 31, 2003                                        130,000
       September 30, 2003                                    130,000
       March 31, 2004                                        130,000
       September 30, 2004                                    130,000
       March 31, 2005                                        130,000
       September 30, 2005                                    130,000
       March 31, 2006                                     49,090,000
       September 30, 2006                                 49,090,000

              2.4 US$ Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each US$ Revolving Credit Lender severally agrees to make Dollar-denominated revolving credit loans ("US$ Revolving Credit Loans") to the Parent Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's US$ Revolving Credit Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swing Line Loans then outstanding, does not exceed the amount of such Lender's US$ Revolving Credit Commitment. During the Revolving Credit Commitment Period the Parent Borrower may use the US$ Revolving Credit Commitments by borrowing, prepaying the US$ Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The US$ Revolving Credit Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Parent Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12, provided that no US$ Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Scheduled Revolving Credit Termination Date.

              (b) The Parent Borrower shall repay all outstanding US$ Revolving Credit Loans on the Revolving Credit Termination Date.

              2.5  Procedure for US$ Revolving Credit Borrowing.   The Parent
Borrower may borrow under the US$ Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Parent Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of US$ Revolving Credit Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the US$ Revolving

Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then aggregate Available US$ Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swing Line Lender may request, on behalf of the Parent Borrower, borrowings under the US$ Revolving Credit Commitments which are ABR Loans in other amounts pursuant to
Section 2.7. Upon receipt of any such notice from the Parent Borrower, the Administrative Agent shall promptly notify each US$ Revolving Credit Lender thereof. Each US$ Revolving Credit Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Parent Borrower at the office of the Administrative Agent specified in
Section 10.2 prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Parent Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Parent Borrower by the Administrative Agent crediting the account of the Parent Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the US$ Revolving Credit Lenders and in like funds as received by the Administrative Agent.

              2.6 Swing Line Commitment. (a) Subject to the terms and conditions hereof, Chase (in such capacity, the "Swing Line Lender") agrees to make a portion of the credit otherwise available to the Parent Borrower under the US$ Revolving Credit Commitments from time to time during the Revolving Credit Commitment Period by making swing line loans ("Swing Line Loans") to the Parent Borrower; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender's other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect) and (ii) the Parent Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available US$ Revolving Credit Commitments would be less than zero. During the Revolving Credit Commitment Period, the Parent Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans shall be ABR Loans only.

              (b) The Parent Borrower shall repay all outstanding Swing Line Loans on the Revolving Credit Termination Date.

              2.7 Procedure for Swing Line Borrowing; Refunding of Swing Line Loans. (a) Whenever the Parent Borrower desires that the Swing Line Lender make Swing Line Loans it shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Credit Commitment Period). Each borrowing under the Swing Line Commitment shall be in an amount equal to $250,000 or a whole multiple of $200,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swing Line Loans, the Swing Line Lender shall make available to the Administrative Agent at its office specified in Section 10.2 an amount in immediately available funds equal to the amount of the Swing Line Loan to be made by the Swing Line Lender. The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Parent Borrower on such Borrowing Date by depositing such proceeds in the account of the Parent Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

              (b) The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Parent Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day's notice given by the Swing Line Lender no later than 12:00 Noon, New York City time, request each US$ Revolving Credit Lender to make, and each US$ Revolving Credit Lender hereby agrees to make, a US$ Revolving Credit Loan, in an amount equal to such Lender's US$ Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date of such notice, to repay the Swing Line Lender. Each US$ Revolving Credit Lender shall make the amount of such US$ Revolving Credit Loan available to the Administrative Agent at its office set forth in Section 10.2 in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such US$ Revolving Credit Loans shall be immediately applied by the Swing Line Lender to repay the Refunded Swing Line Loans. The Parent Borrower irrevocably authorizes the Swing Line Lender to charge the Parent Borrower's accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swing Line Loans to the extent amounts received from the US$ Revolving Credit Lenders are not sufficient to repay in full such Refunded Swing Line Loans.

              (c) If prior to the time a US$ Revolving Credit Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in
Section 8(f) shall have occurred and be continuing with respect to the Parent Borrower or if for any other reason, as determined by the Swing Line Lender in its sole discretion, US$ Revolving Credit Loans may not be made as contemplated by Section 2.7(b), each US$ Revolving Credit Lender shall, on the date such US$ Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.7(b) (the "Refunding Date"), purchase for cash an undivided participating interest in an amount equal to (i) its US$ Revolving Credit Percentage times (ii) the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such US$ Revolving Credit Loans (the "Swing Line Participation Amount").

              (d) Whenever, at any time after the Swing Line Lender has received from any US$ Revolving Credit Lender such Lender's Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such US$ Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

              (e) Each US$ Revolving Credit Lender's obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such US$ Revolving Credit Lender or the Parent Borrower may have against the Swing Line Lender, the Parent Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Parent Borrower; (iv) any breach of this Agreement or any other Loan Document by the Parent Borrower, any other Loan Party or any other Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

              2.8 Commitment Fees, etc. (a) The Parent Borrower agrees to pay to the Administrative Agent for the account of each US$ Revolving Credit Lender or Additional US$ Revolving Credit Lender, as the case may be, a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available US$ Revolving Credit Commitment or unutilized Additional US$ Revolving Credit Commitment, as the case may be, of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the Closing Date.

              (b) The Canadian Borrower agrees to pay to the Administrative Agent for the account of each C$ Revolving Credit Lender a commitment fee in C$ for the period from and including the Amendment/Restatement Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available C$ Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the Amendment/Restatement Closing Date.

              (c) The Parent Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Parent Borrower and the Administrative Agent.

              2.9 Termination or Reduction of Revolving Credit Commitments. The relevant Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the US$ Revolving Credit Commitments or the C$ Revolving Credit Commitments or, from time to time, to reduce the amount of such Revolving Credit Commitments; provided that no such termination or reduction of such Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, (i) the aggregate US$ Revolving Extensions of Credit would exceed the Total US$ Revolving Credit Commitments then in effect or (ii) the Aggregate C$ Revolving Credit Exposure would exceed the Total C$ Revolving Credit Commitments then in effect. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the relevant Revolving Credit Commitments then in effect. Upon receipt of any notice pursuant to this Section 2.9, the Administrative Agent shall promptly notify each US$ Revolving Credit Lender or C$ Revolving Credit Lender, as the case may be, of the contents thereof.

              2.10 Optional Prepayments. The relevant Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans or Canadian Prime Rate Loans, which notice shall specify the date and amount of prepayment and the respective Types and amounts of Loans being prepaid; provided, however, that B/A Borrowings may not be prepaid, except as provided in Section 8; and provided, further, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Parent Borrower shall also pay any amounts owing pursuant to Section 2.20.
Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Amounts prepaid on account of the Term Loans may not be reborrowed. Partial prepayments of Eurodollar Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of ABR Loans (other than Swing Line Loans) shall be in an aggregate principal amount of $500,000 or a whole multiple thereof. Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Partial prepayments of Canadian Prime Rate Loans shall be in an aggregate principal amount of C$500,000 or a whole multiple thereof.

              2.11 Mandatory Prepayments and Commitment Reductions. (a) If any Capital Stock shall be issued by the Parent Borrower or any of its Subsidiaries (excluding any Permitted Issuance and any Capital Stock issued to finance acquisitions pursuant to Section 7.8(p)), an amount equal to 50% of the Net Cash Proceeds thereof (excluding any Equity Financing Proceeds) shall be applied on the date of such issuance toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.11(e); provided that no such Net Cash Proceeds shall be required to be so applied if the Consolidated Leverage Ratio is less than or equal to 3.50 to 1.0 as of the last day of the most recent Test Period ending prior to the receipt of such Net Cash Proceeds for which the relevant financial information is available.

              (b) If any Indebtedness shall be Incurred by the Parent Borrower or any of its Subsidiaries (excluding any Incurrence of Indebtedness in accordance with Section 7.2 (other than Section 7.2(i)) as in effect on the Amendment/Restatement Closing Date), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such Incurrence toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.11(e).

              (c) If on any date the Parent Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied, within five Business Days after such date, toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.11(e); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement in any fiscal year of the Parent Borrower pursuant to a Reinvestment Notice, when added to the aggregate fair market value of Property Disposed of in connection with Asset Swaps during such fiscal year, shall not exceed $45,000,000 and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.11(e).

              (d) If, for any fiscal year of the Parent Borrower commencing with the fiscal year ending December 31, 1998, there shall be Excess Cash Flow, the Parent Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.11(e). Each such prepayment and commitment reduction shall be made on a date (an "Excess Cash Flow Application Date") no later than five days after the earlier of (i) the date on which the financial statements of the Parent Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

              (e) Amounts to be applied in connection with prepayments and Revolving Credit Commitment reductions made pursuant to this Section 2.11 shall be applied, first, to the prepayment of the Term Loans and, second, to reduce permanently the US$ Revolving Credit Commitments, Additional US$ Revolving Credit Commitments and C$ Revolving Credit Commitments on a pro rata basis.
Any such reduction of the US$ Revolving Credit Commitments shall be accompanied by prepayment of the US$ Revolving Credit Loans and/or Swing Line Loans to the extent, if any, that the total US$ Revolving Extensions of Credit exceed the amount of the Total US$ Revolving Credit Commitments as so reduced, provided that if the aggregate principal amount of US$ Revolving Credit Loans and Swing Line Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Parent Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. Any such reduction of the Additional US$ Revolving Credit Commitments shall be accompanied by prepayment of Additional US$ Revolving Credit Loans to the extent, if any, that the aggregate outstanding principal amount thereof exceeds the amount of the aggregate Additional US$ Revolving Credit Commitments as so reduced. The application of any prepayment pursuant to this Section 2.11 (other than under the C$ Revolving Credit Facility) shall be made first to ABR Loans and second to Eurodollar Loans. Any such reduction of the C$ Revolving Credit Commitments shall be accompanied by a prepayment or cash collateralization of C$ Revolving Credit Loans in accordance with Section 2.11(g) to the extent, if any, that the Aggregate C$ Revolving Credit Exposure exceeds the amount of the Total C$ Revolving Credit Commitments as so reduced. Amounts prepaid on account of the Term Loans may not be reborrowed.

              (f) If, on any Reset Date, the Aggregate C$ Revolving Credit Exposure (expressed in Dollars) exceeds an amount equal to 105% of the Total C$ Revolving Credit Commitment, then (i) the Administrative Agent shall give notice thereof to each C$ Revolving Credit Lender and each Borrower and (ii) the Parent Borrower shall, or shall cause the Canadian Borrower to, on the next succeeding Business Day, apply an amount equal to such excess to prepay outstanding C$ Revolving Credit Loans (or cash collateralize B/As in accordance with paragraph (g) below).

              (g)  All prepayments of C$ Revolving Credit Loans under this
Section 2.11 shall be applied first, to prepay outstanding Canadian Prime Rate Loans and second, to cash collateralize outstanding B/As, on terms and subject to documentation satisfactory to the Administrative Agent as security for the Canadian Borrower's obligations under such B/As until the maturity and repayment of such B/As.

              2.12 Conversion and Continuation Options. (a) The Parent Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least one Business Day's prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Parent Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan
(i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

              (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Parent Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the Parent Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

              2.13 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (b) no more than six Eurodollar Tranches under a particular Facility shall be outstanding at any one time and (c) no more than sixteen Eurodollar Tranches in the aggregate shall be outstanding at any one time.

              2.14 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

              (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

              (c) The Loans comprising any Canadian Prime Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin applicable to ABR Loans under the US$ Revolving Credit Facility.

              (d) The Loans comprising each B/A Borrowing shall be subject to an Acceptance Fee calculated and payable at a rate per annum equal to the applicable B/A Spread from time to time in effect and payable as set forth in
Section 2.25.

              (e) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever interest to be paid hereunder or in connection herewith is to be calculated on the basis of a year of 360 days or any other number of days that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 360 or such other number of days, as the case may be. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

              (f) If any provision of this Agreement would oblige any Borrower to make any payment of interest or other amount payable to any C$ Revolving Credit Lender in respect of any C$ Revolving Credit Loan made by such Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Lender of "interest" at a "criminal rate" (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of "interest" at a "criminal rate", such adjustment to be effected, to the extent necessary, as follows:

                  (i) first, by reducing the amount or rate of interest or the amount or rate of any Acceptance Fee required to be paid to the affected Lender under this Section 2.14; and

                 (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

              (g) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum which is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.14 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the US$ Revolving Credit Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate applicable to ABR Loans under the relevant Facility (or Canadian Prime Rate Loans, in the case of the C$ Revolving Credit Facility) plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate applicable to ABR Loans under the US$ Revolving Credit Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

              (h) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (g) of this
Section 2.14 shall be payable from time to time on demand.

              2.15 Computation of Interest and Fees. (a) Except as otherwise expressly provided herein, interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. In the case of any continuation or rollover of Eurodollar Loans or B/As, no interest shall accrue on the last day of the then outstanding Interest Period or Contract Period, as the case may be. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR, the Canadian Prime Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the relevant Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

              (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Parent Borrower, deliver to the Parent Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate applicable to any Eurodollar Loan.

              2.16 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

              (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Parent Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

              (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Parent Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted to ABR Loans on the last day of the Interest Period applicable thereto. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Parent Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

              2.17 Pro Rata Treatment and Payments. (a) Each borrowing by a Borrower from the Lenders hereunder, each payment by a Borrower on account of any commitment fee and any reduction of the US$ Revolving Credit Commitments or the C$ Revolving Credit Commitments shall be made, with regard to the applicable Facility, pro rata according to the respective Tranche A Term Loan Percentages, Tranche B Term Loan Percentages, Tranche B-1 Term Loan Percentages, US$ Revolving Credit Percentages or C$ Revolving Credit Percentages, as the case may be, of the relevant Lenders.

              (b) Each payment (including each prepayment) by the Parent Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders (or, in the case of scheduled repayments, the Term Loan Lenders under the relevant Facility). The amount of each principal payment of the Term Loans (other than scheduled repayments of installments of principal) shall be applied to reduce the then remaining installments of the Tranche A Term Loans, the Tranche B Term Loans and the Tranche B-1 Term Loans, pro rata based upon the then remaining number of installments thereof, after giving effect to all prior reductions thereto (i.e., each then remaining installment of the Tranche A Term Loans, Tranche B Term Loans or the Tranche B-1 Term Loans, as the case may be, shall be reduced by an amount equal to the aggregate amount to be applied to the Tranche A Term Loans, Tranche B Term Loans or the Tranche B-1 Term Loans, as the case may be, divided by the number of the then remaining installments for such Tranche A Term Loans, Tranche B Term Loans or the Tranche B-1 Term Loans); provided, that if the amount to be so applied to any installment would exceed the then remaining amount of such installment, then an amount equal to such excess shall be applied to the next succeeding installment after giving effect to all prior reductions thereto (including the amount of prepayments theretofore allocated pursuant to the preceding portion of this sentence). Notwithstanding the foregoing, the first $40,000,000 of optional prepayments of the Term Loans shall be applied to such installments of the Term Loans as the Parent Borrower shall elect (other than scheduled installments of the Tranche B Term Loans prior to September 30, 2004 or Tranche B-1 Term Loans prior to March 31, 2006).

              (c) Each payment (including each prepayment) on account of principal of and interest on the US$ Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the US$ Revolving Credit Loans then held by the US$ Revolving Credit Lenders. Each payment (including each prepayment) on account of principal of and interest on the C$ Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the C$ Revolving Loans then held by the C$ Revolving Credit Lenders.

              (d) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, Local Time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office specified in Section 10.2, in Dollars or C$, as the case may be, and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day (except, in the case of Eurodollar Loans, as otherwise provided in clause (i) of the definition of "Interest Period"). In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

              (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate (or in the case of C$ Revolving Credit Loans, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds in the relevant currency (which determination shall be conclusive absent manifest error) for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.17(e) shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility (or at the Canadian Prime Rate if such failure to fund is under the C$ Revolving Credit Facility), on demand, from the relevant Borrower.

              2.18 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

                  (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan or B/A made or accepted by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.19, the establishment of a tax based on the overall net income of such Lender and changes in the rate of tax on the overall net income of such Lender);

                 (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate or the Discount Rate hereunder; or

                (iii)  shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing, creating or maintaining Eurodollar Loans or B/As or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the relevant Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.18, it shall promptly (and in any event no later than 90 days after such Lender becomes entitled to make such claim) notify the relevant Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. If the Parent Borrower notifies the Administrative Agent within five Business Days after any Lender notifies such Borrower of any increased cost pursuant to the foregoing provisions of this
Section 2.18(a), such Borrower may convert all Eurodollar Loans of such Lender then outstanding into ABR Loans in accordance with Section 2.12 and shall, additionally, reimburse such Lender for any cost in accordance with Section 2.20.

              (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the relevant Borrower (with a copy to the Administrative Agent) of a written request therefor, such Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that such Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies such Borrower of such Lender's intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

              (c) A certificate as to any additional amounts payable pursuant to this Section 2.18, showing in reasonable detail the calculation thereof and certifying that it is generally charging such costs to other similarly situated borrowers under similar credit facilities, submitted by any Lender to the relevant Borrower (with a copy to the Administrative Agent), shall be conclusive in the absence of manifest error, provided that the determination of such amounts shall be made in good faith in a manner generally consistent with such Lender's standard practices. The obligations of each Borrower pursuant to this Section 2.18 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for a period of nine months thereafter.

              2.19 Taxes. (a) All payments made by each Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Parent Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof to the extent such Lender's compliance with the requirements of Section 2.19(b) at the time such Lender becomes a party to this Agreement fails to establish a complete exemption from such withholding. Whenever any Non-Excluded Taxes are payable by a Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If such Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section 2.19 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for a period of nine months thereafter.

              (b) Each Lender (or Transferee) other than any Lender that is solely a C$ Revolving Credit Lender that is not (i) a citizen or resident of the United States of America, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or (iii) an estate or trust that is subject to federal income taxation regardless of the source of its income (each, a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, an annual certificate representing, under penalty of perjury, that such Non-U.S. Lender is not a "bank" for purposes of
Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Parent Borrower and is not a controlled foreign corporation related to the Parent Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Parent Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms on or before the expiration or obsolescence and promptly upon the invalidity of any form previously delivered by such Non-U.S. Lender and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Parent Borrower of the Administrative Agent for filing and completing such forms. Each Non-U.S. Lender agrees, to the extent legally entitled to do so, upon reasonable request by the Parent Borrower, to provide to the Parent Borrower (for the benefit of the Parent Borrower and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments of interest under this Agreement or the other Loan Documents, provided that in determining the reasonableness of such a request, such Lender shall be entitled to consider the cost of complying with such request (to the extent unreimbursed by the Parent Borrower) that would be imposed on such Lender. Each Non-U.S. Lender shall promptly notify the Parent Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Parent Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.19(b), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.19(b) that such Non-U.S. Lender is not legally able to deliver.

              2.20 Indemnity. Each Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss (excluding loss of profit) or expense which such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans or obtaining a B/A Borrowing after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement,
(b) default by such Borrower in making any prepayment after the relevant Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a payment or prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto (whether optional, mandatory, by acceleration or otherwise) or (d) the making of any prepayment of a B/A on a day which is not the last day of a Contract Period with respect thereto. Such loss or reasonable expense shall exclude loss of margin hereunder but shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed, converted or continued (assumed to be the Eurodollar Rate or the Discount Rate, as applicable, applicable thereto) for the period from the date of such payment, prepayment, conversion or failure to borrow, convert or continue to the last day of the Interest Period for such Loan or the maturity date of such B/A, as applicable (or, in the case of a failure to borrow, convert or continue, the Interest Period or Contract Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or not borrowed, converted or continued for such period or Interest Period or Contract Period, as the case may be. A certificate as to any amounts payable pursuant to this Section 2.20, showing in reasonable detail the calculation thereof, submitted to the relevant Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for a period of nine months thereafter.

              2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the relevant Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this
Section 2.21 shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

              2.22 Replacement of Lenders under Certain Circumstances. The Parent Borrower shall be permitted to replace any Lender which (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19 or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section
2.18 or 2.19, (iv) the relevant Borrower shall repay (or the replacement financial institution shall purchase, at par) all Loans and other amounts (including accrued interest and fees) owing to such replaced Lender on or prior to the date of replacement (with such repayment to be effected by cash collateralization on terms acceptable to the replaced Lender in the case of B/As), (v) the Parent Borrower or the Canadian Borrower, as the case may be, shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan or B/A owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period or Contract Period, as the case may be, relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent,
(vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6, (viii) until such time as such replacement shall be consummated, the relevant Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19, as the case may be, and
(ix) any such replacement shall not be deemed to be a waiver of any rights which the relevant Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

              2.23 C$ Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each C$ Revolving Credit Lender severally agrees to make C$ Revolving Credit Loans, including by means of a B/A, to the Canadian Borrower, at any time and from time to time on and after the date hereof and until the earlier of the Revolving Credit Termination Date and the termination of the C$ Revolving Credit Commitment of such Lender in accordance with the terms hereof, in C$ in an aggregate principal amount at any time outstanding that will not result in such Lender's C$ Revolving Credit Exposure at such time exceeding its C$ Revolving Credit Commitment.

              (b) Each C$ Revolving Credit Lender shall make each C$ Revolving Credit Loan to be made by it hereunder on the proposed date thereof by wire transfer to such account as the Administrative Agent may designate in immediately available funds not later than 11:00 a.m., Toronto time, and the Administrative Agent shall credit the amounts so received to an account designated by the Canadian Borrower in the applicable Borrowing Request.

              (c) Notwithstanding any other provision of this Agreement, the Canadian Borrower shall not be entitled to request any B/A Borrowing if the Contract Period requested with respect thereto would end after the Revolving Credit Termination Date.

              (d) The Administrative Agent shall notify the Borrowers and the C$ Revolving Credit Lenders of the amount of the Aggregate C$ Revolving Credit Exposure, promptly following the last day of each March, June, September and December.

              (e) The Canadian Borrower shall repay all outstanding C$ Revolving Credit Loans on the Revolving Credit Termination Date.

              2.24 Procedure for C$ Revolving Credit Borrowing. (a) Subject to Section 2.25, in order to request a C$ Revolving Credit Loan, the Canadian Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Borrowing Request, (i) in the case of a B/A Borrowing, not later than 10:00 a.m., Toronto time, two Business Days before such proposed Borrowing and
(ii) in the case of a Canadian Prime Borrowing, not later than 12:00 (noon), Toronto time, one Business Day before such proposed Borrowing. Each Borrowing Request shall be irrevocable. If no election as to Type of Borrowing is specified in any such notice, then the requested Borrowing shall be a Canadian Prime Borrowing. If no maturity date or Contract Period with respect to a B/A Borrowing is specified in any such notice, then the Canadian Borrower shall be deemed to have selected a maturity date which is 30 days following the date of such B/A Borrowing. The Administrative Agent shall promptly (and in any event on the same day that the Administrative Agent receives such notice, if received by 1:00 p.m., Local Time, on such day) advise the applicable Lenders of any notice given pursuant to this Section 2.24 and of each Lender's portion of the requested Borrowing and the Spot Exchange Rate utilized. Each Borrowing under the C$ Revolving Credit Commitments shall be in a minimum amount of C$500,000 or a whole multiple of C$100,000 in excess thereof (or, if the then aggregate Available C$ Revolving Credit Commitments are less than C$500,000, such lesser amount), in the case of Borrowings other than B/A Borrowings, and in a minimum amount of C$1,000,000 or a whole multiple of C$100,000 in excess thereof, in the case of B/A Borrowings.

              (b) Subject to the provisions of this Agreement, the Canadian Borrower may, prior to the Revolving Credit Termination Date, effective on any Business Day, convert in whole or part, Canadian Prime Rate Loans into B/As or vice versa (but only on the last day of a Contract Period in the case of conversions of B/As) upon giving to the Administrative Agent prior irrevocable telephone or written notice within the notice period and in the form which would be required to be given to the Administrative Agent in respect of the category of C$ Revolving Credit Loan into which the outstanding C$ Revolving Credit Loans are to be converted in accordance with the provisions of Section 2.24 or 2.25, as applicable, followed by written confirmation of the same, provided that:

              (A) no Canadian Prime Rate Loan may be converted into a B/A when any Default or Event of Default has occurred and is continuing and the Administrative Agent has or the Majority C$ Revolving Credit Facility Lenders have determined in its or their sole discretion that such conversion is not appropriate; and

              (B) each conversion pursuant to this paragraph shall be for a minimum aggregate amount of C$1,000,000 (and whole multiples of C$100,000 in excess thereof).

In the case of conversions of Canadian Prime Rate Loans into B/As, the Canadian Borrower shall pay to the Administrative Agent, for the account of the Lender accepting such B/A, on the date of such conversion an amount equal to (i) the difference between the principal amount of the converted Canadian Prime Rate Loan less the Discount Proceeds plus (ii) the Acceptance Fee to which such Lender is entitled upon acceptance of such B/A.

              (c) If the Canadian Borrower shall not have delivered a Borrowing Request in accordance with this Section 2.24 prior to the maturity date then in effect for any B/A Borrowing requesting that such Borrowing be refinanced with another B/A Borrowing or converted to a Canadian Prime Borrowing, then the Canadian Borrower shall (unless the Canadian Borrower has notified the Administrative Agent, before 10:00 a.m., Toronto time, not less than two Business Days prior to such maturity date, that such Borrowing is to be repaid on such maturity date) be deemed to have delivered a Borrowing Request requesting that such Borrowing be refinanced with a new Borrowing of equivalent amount in the same currency, and such new Borrowing shall be a Canadian Prime Borrowing.

              2.25 Bankers' Acceptances. (a) Subject to the terms and conditions of this Agreement, the Canadian Borrower may request a C$ Revolving Credit Borrowing by presenting drafts for acceptance and purchase as B/As by the C$ Revolving Credit Lenders.

              (b) To facilitate availment of B/A Borrowings, the Canadian Borrower hereby appoints each C$ Revolving Credit Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Lender, blank forms of B/As in the form requested by such Lender. In this respect, it is each C$ Revolving Credit Lender's responsibility to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. The Canadian Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by a C$ Revolving Credit Lender shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower. Each C$ Revolving Credit Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Lender, provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Lender. No C$ Revolving Credit Lender or any Affiliate thereof shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or wilful misconduct of such Lender or Affiliate, as applicable, or its officers, employees, agents or representatives. Each C$ Revolving Credit Lender shall maintain a record with respect to B/As (i) received by it in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder and (iv) canceled at their respective maturities. Each C$ Revolving Credit Lender further agrees to retain such records in the manner and for the statutory periods provided in the various provincial or federal statutes and regulations which apply to such Lender. Each C$ Revolving Credit Lender agrees to provide a copy of such records to the Canadian Borrower at the Canadian Borrower's expense upon request. On request by or on behalf of the Canadian Borrower, a C$ Revolving Credit Lender shall cancel all forms of B/A which have been pre-signed or pre-endorsed on behalf of the Canadian Borrower and which are held by such Lender and are not required to be issued in accordance with the Canadian Borrower's irrevocable notice.

              (c) Drafts of the Canadian Borrower to be accepted as B/As hereunder shall be signed as set forth in this Section 2.25. Notwithstanding that any person whose signature appears on any B/A may no longer be an authorized signatory for any C$ Revolving Credit Lender or the Canadian Borrower at the date of issuance of a B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on the Canadian Borrower.

              (d) Promptly following receipt of a Borrowing Request or notice of rollover pursuant to Section 2.24 by way of B/As, the Administrative Agent shall so advise the C$ Revolving Credit Lenders and shall advise each C$ Revolving Credit Lender of the aggregate face amount of the B/As to be accepted by it and the applicable Contract Period (which shall be identical for all C$ Revolving Credit Lenders). The aggregate face amount of the B/As to be accepted by a C$ Revolving Credit Lender shall be a whole multiple of C$100,000, and such face amount shall be in the C$ Revolving Credit Lenders' pro rata portions of such C$ Revolving Credit Borrowing, provided that the Administrative Agent may in its sole discretion increase or reduce any C$ Revolving Credit Lender's portion of such B/A Borrowing to the nearest C$100,000.

              (e) Upon acceptance of a B/A by a C$ Revolving Credit Lender, such Lender shall purchase, or arrange the purchase of, such B/A from the Canadian Borrower at the Discount Rate for such Lender applicable to such B/A accepted by it and provide to the Administrative Agent the Discount Proceeds for the account of the Canadian Borrower. The Acceptance Fee payable by the Canadian Borrower to a C$ Revolving Credit Lender under Section 2.24 in respect of each B/A accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under this Section 2.25(e).

              (f) Each C$ Revolving Credit Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/As accepted and purchased by it.

              (g) If a C$ Revolving Credit Lender is not a chartered bank under the Bank Act (Canada) or if a C$ Revolving Credit Lender notifies the Administrative Agent in writing that it is otherwise unable to accept B/As, such Lender will, instead of accepting and purchasing B/As, purchase from the Canadian Borrower a non-interest bearing note denominated in C$ (a "B/A Equivalent Note"), in the form of Exhibit G-4, issued by the Canadian Borrower in the amount and for the same term as the draft which such Lender would otherwise have been required to accept and purchase hereunder, at a purchase price calculated on the same basis as B/As are discounted pursuant to this Agreement. Each such Lender will provide to the Administrative Agent the proceeds of such purchase for the account of the Canadian Borrower. The Canadian Borrower will, upon purchase of a B/A Equivalent Note, pay to the Administrative Agent on behalf of the C$ Revolving Credit Lender which purchased from the Canadian Borrower the B/A Equivalent Note an Acceptance Fee in respect of such B/A Equivalent Note. The Acceptance Fee payable by the Canadian Borrower to a C$ Revolving Credit Lender under this Section 2.25(g) in respect of each B/A Equivalent Note purchased by such Lender shall be set off against the Discount Proceeds payable by such Lender under this Section 2.25(g).

              (h) With respect to each B/A Borrowing, at or before 10:00 a.m., Toronto time, two Business Days before the maturity date of such B/As, the Canadian Borrower shall notify the Administrative Agent at the Administrative Agent's address set forth in Section 10.2 by irrevocable telephone notice, followed by a notice of rollover on the same day, if the Canadian Borrower intends to issue B/As on such maturity date to provide for the payment of such maturing B/As. If the Canadian Borrower fails to notify the Administrative Agent of its intention to issue B/As on such maturity date, the Canadian Borrower shall provide payment to the Administrative Agent for the account of the C$ Revolving Credit Lenders of an amount equal to the aggregate face amount of such B/As on the maturity date of such B/As. If the Canadian Borrower fails to make such payment, such maturing B/As shall be deemed to have been converted on their maturity date into a Canadian Prime Rate Borrowing in an aggregate principal amount equal to the aggregate face amounts of such B/As and the Canadian Borrower shall on demand pay any losses, costs or penalties that may have been incurred by the Administrative Agent or any C$ Revolving Credit Lender due to the failure of the Canadian Borrower to make such payment. No B/A may be rolled over when any Default or Event of Default has occurred and is continuing and the Administrative Agent has or the Majority C$ Revolving Credit Facility Lenders have determined in its or their sole discretion that such conversion is not appropriate.

              (i) The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a C$ Revolving Credit Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Lender in its own right and the Canadian Borrower agrees not to claim any days of grace if such Lender as holder sues the Canadian Borrower on the B/A for payment of the amount payable by the Canadian Borrower thereunder. On the specified maturity date of a B/A, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the Canadian Borrower shall pay, through the Administrative Agent, the C$ Revolving Credit Lender that has accepted and purchased such B/A the full face amount of such B/A and after such payment, the Canadian Borrower shall have no further liability in respect of such B/A and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

              (j) If a C$ Revolving Credit Lender grants a participation in a portion of its rights under this Agreement to a participant under Section 10.6, then in respect of any B/A Borrowing, a portion thereof may, at the option of such Lender, be by way of B/A accepted by such participant. In such event, the Canadian Borrower shall upon request of the Administrative Agent or the C$ Revolving Credit Lender granting the participation execute and deliver a form of B/A indemnity in favor of such participant for delivery to such participant.

              (k) Notwithstanding anything herein to the contrary, no B/A may be prepaid prior to the maturity date thereof, except as provided in Section 8.


              2.26 Spot Exchange Rate Calculations. (a) Not later than 2:00 p.m., Toronto time, on each Calculation Date, the Administrative Agent shall
(A) determine the Spot Exchange Rate as of such Calculation Date with respect to C$ if at such time C$ Revolving Credit Loans are then outstanding and (B) give notice thereof to the Parent Borrower, the Canadian Borrower and the C$ Revolving Credit Lenders.

              (b) The Spot Exchange Rates determined pursuant to Section 2.26(a) shall become effective on the second Business Day immediately following the relevant Calculation Date (a "Reset Date") and shall remain effective until the next succeeding Reset Date.

              (c) Not later than 2:00 p.m., Toronto time, on the Business Day immediately following the delivery of any notice in connection with the repayment of C$ Revolving Credit Loans, the Administrative Agent shall (A) determine as of such date the Assigned Dollar Value, based on the Spot Exchange Rate then in effect, of each C$ Revolving Credit Loan then outstanding (after giving effect to any C$ Revolving Credit Loan repaid in connection therewith) and (B) notify the Parent Borrower, the Canadian Borrower and the C$ Revolving Credit Lenders of the results of such determination.

              2.27 Commitment Reallocations. (a) The Borrowers may, from time to time, but not more than once per calendar quarter (unless otherwise agreed by each C$ Revolving Credit Lender), from and after the Amendment/Restatement Closing Date until the earlier of the Revolving Credit Termination Date and the termination of the C$ Revolving Credit Commitments, upon giving an irrevocable joint written notice (each, a "Reallocation Notice") to the Administrative Agent at least ten Business Days prior to the beginning of the next following calendar quarter, temporarily reduce, in whole or in part, or increase, the C$ Revolving Credit Commitments. Any reductions or increases in the C$ Revolving Credit Commitments or the Additional US$ Revolving Credit Commitments (as defined below) shall take effect on the first day of the next following calendar quarter. Each reduction or increase in the C$ Revolving Credit Commitments shall result in an automatic corresponding increase or reduction in the Additional US$ Revolving Credit Commitments; provided that the Total C$ Revolving Credit Commitments shall not, at any time, (i) be reduced to an amount that is less than the Dollar Equivalent of the aggregate C$ Revolving

Credit Loans outstanding at such time or (ii) exceed $50,000,000. The Revolving Credit Commitments from time to time resulting from a reallocation of C$ Revolving Credit Commitments pursuant to this Section 2.27 at any time are the "Additional US$ Revolving Credit Commitments". Notwithstanding anything to the contrary herein, the aggregate amount of the Additional US$ Revolving Credit Commitments on the Amendment/Restatement Closing Date is $20,000,000. Any amount of the C$ Revolving Credit Commitments reallocated under this
Section 2.27 as Additional US$ Revolving Credit Commitments will not be available to the Canadian Borrower, and any amount of the Additional US$ Revolving Credit Commitments reallocated under this Section 2.27 as C$ Revolving Credit Commitments will not be available to the Parent Borrower, until and only if such amounts are reallocated back to the C$ Revolving Credit Commitments or the Additional US$ Revolving Credit Commitments in accordance with the terms and conditions of this Section 2.27.

              The ability of the Borrowers to reallocate the relevant Revolving Credit Commitments in accordance with this Section 2.27 shall be subject to the conditions that (A) the representations and warranties set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such reallocation with the same effect as though made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date and (B) at the time of and immediately following such reallocation, no Event of Default or Default shall have occurred and be continuing. Each Reallocation Notice shall specify the amount (expressed in Dollars) of any reduction or increase in the C$ Revolving Credit Commitments and the corresponding increase or reduction in the Additional US$ Revolving Credit Commitments. Each reallocation requested under this Section 2.27 shall be in a minimum aggregate principal amount of $5,000,000 (or, if less, the remaining amount of the relevant Revolving Credit Commitments) and in integral multiples of $1,000,000 in excess thereof. Each reduction or increase in the C$ Revolving Credit Commitments under this Section 2.27 shall be made ratably among the C$ Revolving Credit Lenders based on their respective C$ Revolving Credit Commitments. Each reduction or increase in the Additional US$ Revolving Credit Commitments under this Section 2.27 shall be made ratably among the C$ Revolving Credit Lenders (or, if a C$ Revolving Credit Lender is a Schedule II chartered bank under the Bank Act (Canada), the relevant Related US$ Lender) based on their respective C$ Revolving Credit Commitments. The Administrative Agent shall promptly after receiving a Reallocation Notice notify each C$ Revolving Credit Lender or Additional US$ Revolving Credit Lender, as the case may be, of the amount of its C$ Revolving Credit Commitment or Additional US$ Revolving Credit Commitment, as the case may be, to be reallocated and the date of such reallocation.

                (b) The Additional US$ Revolving Credit Commitments shall be available to the Parent Borrower on the same terms (except as provided in this paragraph (b)), mutatis mutandis, as the US$ Revolving Credit Commitments. Without limiting the generality of the foregoing, (i) the Parent Borrower may borrow for its account under the Additional US$ Revolving Credit Commitments to the same extent as it may utilize the US$ Revolving Credit Commitments (subject to the same interest rate options, minimum borrowing and repayment amounts and maturities), provided that the aggregate principal amount of Additional US$ Revolving Credit Loans shall not exceed the aggregate Additional US$ Revolving Credit Commitments, (ii) only the Additional US$ Revolving Credit Lenders shall have Additional US$ Revolving Credit Commitments, (iii) Letters of Credit and Swing Line Loans are not available under the Additional US$ Revolving Credit Commitments, and (iv) the Additional US$ Revolving Credit Lenders shall be entitled to the same rights (including acceleration rights) and subject to the same obligations with respect to the Additional US$ Revolving Credit Commitments as are the US$ Revolving Credit Lenders with respect to the US$ Revolving Credit Commitments.


                         SECTION 3.  LETTERS OF CREDIT

              3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other US$ Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Parent Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing

Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available US$ Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Scheduled Revolving Credit Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

              (b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

              (c) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

              3.2 Procedure for Issuance of Letter of Credit. The Parent Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the relevant Issuing Lender and the Parent Borrower. The relevant Issuing Lender shall furnish a copy of such Letter of Credit to the Parent Borrower promptly following the issuance thereof. The relevant Issuing Lender shall promptly furnish to the Administrative Agent notice of the issuance of each Letter of Credit (including the amount thereof). The Administrative Agent will furnish to the US$ Revolving Credit Lenders (a) prompt notice of the issuance of each standby Letter of Credit and (b) a monthly report setting forth for the relevant month the total aggregate daily amount available to be drawn under commercial Letters of Credit that were outstanding during such month.

              3.3 Commissions, Fees and Other Charges. (a) The Parent Borrower will pay to the Administrative Agent, for the account of each US$ Revolving Credit Lender, a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the US$ Revolving Credit Facility minus the fronting fee referred to below, shared ratably among the US$ Revolving Credit Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Parent Borrower shall pay to each Issuing Lender for its own account a fronting fee of 1/4 of 1% per annum in respect of each Letter of Credit issued by such Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

              (b) In addition to the foregoing fees and commissions, the Parent Borrower shall pay or reimburse the relevant Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

              3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the relevant Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's US$ Revolving Credit Percentage in such Issuing Lender's obligations and rights under each Letter of Credit issued by such Issuing Lender and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Parent Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand an amount equal to such L/C Participant's US$ Revolving Credit Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

              (b) If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is
360.  If any such amount required to be paid by any L/C Participant pursuant to
Section 3.4(a) is not made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the US$ Revolving Credit Facility. A certificate of the relevant Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

              (c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Parent Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

              3.5 Reimbursement Obligation of the Parent Borrower. The Parent Borrower agrees to reimburse each Issuing Lender on each date on which such Issuing Lender notifies the Parent Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to such Issuing Lender in Dollars and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Parent Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in Section 2.14(b). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Parent Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Parent Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of ABR Loans (or, at the option of the Administrative Agent and the Swing Line Lender in their sole discretion, a borrowing pursuant to Section 2.7 of Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of payment of the relevant draft.

              3.6 Obligations Absolute. The Parent Borrower's obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Parent Borrower may have or have had against any Issuing Lender (except to the extent resulting from the gross negligence or willful misconduct of such Issuing Lender), any beneficiary of a Letter of Credit or any other Person. The Parent Borrower also agrees with each Issuing Lender that, subject to the last sentence of this Section 3.6, no Issuing Lender shall be responsible for, and the Parent Borrower's Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Parent Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Parent Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors, omissions or delays in transmission found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender that issued such Letter of Credit. The Parent Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Parent Borrower and shall not result in any liability of any Issuing Lender to the Parent Borrower.

              3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Parent Borrower of the date and amount thereof. The responsibility of each Issuing Lender to the Parent Borrower in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

              3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.


                   SECTION 4.  REPRESENTATIONS AND WARRANTIES

              To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

              4.1 Financial Condition. The audited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at December 31, 1997, and the related consolidated statements of income and cash flows for the fiscal year ended on such date, reported on and accompanied by an unqualified report from Coopers & Lybrand LLP, present fairly the consolidated financial condition of the Parent Borrower and its consolidated Subsidiaries at such date, and the consolidated results of their operations and their consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at June 30, 1998, and the related unaudited consolidated statements of income and cash flows for the six-month period ended on such date, present fairly the consolidated financial condition of the Parent Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments). All such financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants disclosed therein). The Parent Borrower and its consolidated Subsidiaries do not have any material Guarantee Obligations, contingent liabilities or liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this Section. During the period from December 31, 1997 to and including the date hereof there has been no

Disposition by the Parent Borrower or any of its consolidated Subsidiaries of any material part of its business or property.

       The unaudited pro forma consolidated balance sheet and statement of EBITDA of the Parent Borrower and its consolidated Subsidiaries as at, or for the fiscal year ended, December 31, 1997 (including the notes thereto) (the "Libby's Pro Forma Financial Statements"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect to (i) the consummation of the Libby's Acquisition and all other acquisitions completed by the Parent Borrower and its Subsidiaries subsequent to December 31, 1997, (ii) the Loans to be made on the Amendment/Restatement Closing Date and the use of the proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Libby's Pro Forma Financial Statements present fairly on a pro forma basis the financial position of the Parent Borrower and its consolidated Subsidiaries as at December 31, 1997 and is based upon good faith estimates and assumptions believed by management of the Parent Borrower to be reasonable at the time made.

              4.2 No Change. Since December 31, 1997 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

              4.3 Corporate Existence; Compliance with Law. Each of the Parent Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

              4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to borrow and obtain other extensions of credit hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the borrowings and other extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisitions, the Bumble Bee Acquisition and the borrowings and other extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) consents under immaterial Contractual Obligations relating to limitations on the assignability thereof and (iii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

              4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of the Parent Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Parent Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

              4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of either Borrower, threatened by or against the Parent Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

              4.7 No Default. Neither the Parent Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

              4.8 Ownership of Property; Liens. Each of the Parent Borrower and each of its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.

              4.9 Intellectual Property. Each of the Parent Borrower and each of its Subsidiaries owns (subject only to the recording of conveyance and assignment documentation in the U.S. Patent and Trademark Office and other applicable jurisdictions, which recording shall be completed promptly after the Closing Date), or is licensed to use, all trademarks, tradenames, service marks, copyrights, technology, know-how and processes ("Intellectual Property") necessary for the conduct of its business as currently conducted. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity of any Intellectual Property (nor does any Borrower know of any valid basis for any such claim) and (b) the use of Intellectual Property by the Parent Borrower and its Subsidiaries does not infringe on the rights of, and no Intellectual Property of the Parent Borrower or any of its Subsidiaries is being infringed upon by, any Person.

              4.10 Taxes. Each of the Parent Borrower and each of its Subsidiaries has filed or caused to be filed all Federal and all material state and other material tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent Borrower or its Subsidiaries, as the case may be); and no tax Lien has been filed, and, to the knowledge of each Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge.

              4.11 Federal Regulations. No Letters of Credit and no part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Parent Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in said Regulation U.

              4.12 Labor Matters. There are no strikes or other labor disputes against the Parent Borrower or any of its Subsidiaries pending or, to the knowledge of each Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Parent Borrower and its Subsidiaries have not been in violation of the Fair Labor

Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Parent Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Parent Borrower or the relevant Subsidiary.

              4.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA, the Code and Applicable Canadian Pension Legislation. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Parent Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan or under Applicable Canadian Pension Legislation that could reasonably be expected to have a Material Adverse Effect, and neither the Parent Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA or under Applicable Canadian Pension Legislation that could reasonably be expected to have a Material Adverse Effect if the Parent Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

              4.14 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

              4.15 Subsidiaries. The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the Parent Borrower at the Amendment/Restatement Closing Date.

              4.16 Use of Proceeds. The proceeds of the Term Loans (other than the Tranche B-1 Term Loans) when initially made were used to finance a portion of the Acquisitions and the Bumble Bee Acquisition and to pay related fees and expenses. The Proceeds of the Tranche B-1 Term Loans made on the Amendment/Restatement Closing Date shall be used to prepay "Revolving Credit Loans" under and as defined in the Existing Credit Agreement. The proceeds of the Revolving Credit Loans and the Swing Line Loans shall be used for general corporate purposes. The Letters of Credit shall be used for general corporate purposes.

              4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

              (a) the facilities and properties owned, leased or operated by the Parent Borrower or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances which (i) constitute or constituted a violation of, or
       (ii) could give rise to liability under, any Environmental Law;

              (b) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Parent Borrower or any of its Subsidiaries (the "Business");

              (c) neither the Parent Borrower nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws;

              (d) neither the Parent Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Parent Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

              (e) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

              (f) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of either Borrower, threatened, under any Environmental Law to which the Parent Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business; and

              (g) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Parent Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

              4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the August 1998 Confidential Information Memorandum or any other document, certificate or statement furnished to the Administrative Agent or the Lenders, or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or in the case of the August 1998 Confidential Information Memorandum, as of the Amendment/Restatement Closing Date), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information and other estimates and opinions contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Parent Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the August 1998 Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

              4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a) (or, in the case of Collateral granted by Bumble Bee and its Subsidiaries, Schedule 4.19(a)-A, in the case of Collateral granted by DM US Holding, Corp. or Creative Products, Inc. of Rossville, Schedule 4.19(a)-B and, in the case of Collateral acquired in connection with the Libby's Acquisition, Schedule 4.19(a)-C), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person subject, except in the case of such Pledged Stock, to Liens permitted by paragraphs (a) through (f) of
Section 7.3.

              (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19(b) (or, in the case of Mortgages granted by Bumble Bee and its Subsidiaries, Schedule 4.19(b)-A, or, in the case of Mortgages to be granted by IHF Acquisition Corp., Schedule 4.19(b)-B), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person, subject to Liens permitted by paragraphs (a) through (f) of Section 7.3.

              4.20 Solvency. After giving effect to any Loans made on the Amendment/Restatement Closing Date, each Loan Party will be Solvent.

              4.21 Senior Indebtedness. The Obligations of the Parent Borrower constitute "Senior Indebtedness" of the Parent Borrower under and as defined in the Senior Subordinated Note Indenture. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute "Guarantor Senior Indebtedness" of such Subsidiary Guarantor under and as defined in the Senior Subordinated Note Indenture.

              4.22 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

              4.23 Year 2000 Matters. On or before June 30, 1999, the Parent Borrower will complete any reprogramming and testing of major computer systems and other major equipment containing embedded microchips, in either case owned or operated by the Parent Borrower or any of its Subsidiaries or used or relied upon in the conduct of their business, in order to enable their computer systems and equipment in the aggregate to be year 2000 compliant in all material respects. The costs of the Parent Borrower and its Subsidiaries that have not been incurred as of the date hereof for such reprogramming and testing and for the other reasonably foreseeable consequences to them of any improper functioning of other computer systems and equipment containing embedded microchips due to the occurrence of the year 2000 could not reasonably be expected to result in a Default or Event of Default or to have a Material Adverse Effect.

                        SECTION 5.  CONDITIONS PRECEDENT

              5.1  [Intentionally Omitted].

              5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

              (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

              (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of any Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this
Section 5.2 have been satisfied.

              5.3 Conditions to Amendment/Restatement Closing Date. The effectiveness of the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement, and the agreement of each Lender to make any extension of credit requested to be made by it on the Amendment/Restatement Closing Date, is subject to the satisfaction, prior to or concurrently with the making of any such extension of credit on the Amendment/Restatement Closing Date, of the following conditions precedent:

              (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each Borrower, (ii) a confirmation of the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Parent Borrower and each Subsidiary Guarantor, in form and substance satisfactory to the Administrative Agent, (iii) any amendments to the Security Documents necessary to reflect the consummation of the Libby's Acquisition, (iv) a confirmation of the Canadian Guarantee, executed and delivered by a duly authorized officer of each Canadian Subsidiary Guarantor, (v) for the account of each relevant Lender, to the extent necessary, Notes conforming to the requirements hereof and executed and delivered by a duly authorized officer of the relevant Borrower and (vi) an Addendum, substantially in the form of Exhibit J, executed and delivered by the Tranche B-1 Term Loan Lenders and by those Lenders required by the Existing Credit Agreement to approve the amendment and restatement thereof pursuant hereto.

              (b) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of Libby's acquired pursuant to the Libby's Purchase Agreement are located, and such search shall reveal no liens on any of such assets except for liens permitted by Section 7.3.

              (c) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral granted by Libby's or any of its Subsidiaries, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

              (d) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of the Guarantee and Collateral Agreement and the relevant Mortgages, after giving effect to the Libby's Acquisition.

              (e) Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Borrower, dated the Amendment/Restatement Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

              (f) Legal Opinion. The Administrative Agent shall have received the executed legal opinion of Vinson & Elkins, counsel to the Parent Borrower and the Subsidiary Guarantors, substantially in the form of Exhibit F. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.


                       SECTION 6.  AFFIRMATIVE COVENANTS

              The Parent Borrower hereby agrees that, so long as the Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Parent Borrower shall and shall cause each of its Subsidiaries to:

              6.1 Financial Statements. Furnish to the Administrative Agent (with sufficient copies for each Lender, which shall in turn be promptly distributed by the Administrative Agent to the Lenders):

              (a) as soon as available, but in any event within 95 days after the end of each fiscal year of the Parent Borrower, a copy of the audited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing;

              (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower, the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

              (c) as soon as available, but in any event not later than 30 days after the end of each month occurring during each fiscal year of the Parent Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein); provided, that financial statements delivered pursuant to paragraphs (b) and (c) above shall not be required to contain footnote disclosure.

              6.2 Certificates; Other Information. Furnish to the Administrative Agent (with sufficient copies for each Lender, which shall in turn be promptly distributed by the Administrative Agent to the Lenders) or, in the case of clause (f), to the relevant Lender:

              (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

              (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer of the Parent Borrower stating that, to the best of such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information necessary for determining compliance by the Parent Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the relevant fiscal quarter or fiscal year and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any state or province within the United States or Canada where any Loan Party keeps inventory or equipment and of any Intellectual Property arising under the laws of the United States or Canada (or any jurisdiction therein) acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

              (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Parent Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based upon good faith estimates and assumptions believed by management of the Parent Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount;

              (d) within 45 days after the end of each fiscal quarter of the Parent Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Parent Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

              (e) within five days after the same are sent, copies of all financial statements and reports which the Parent Borrower sends to the holders of any class of its debt securities or public equity securities and within five days after the same are filed, copies of all financial statements and reports which the Parent Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; and

              (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

              6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent Borrower or its Subsidiaries, as the case may be.

              6.4  Conduct of Business and Maintenance of Existence, etc.  (a)
(i) Continue to engage in business of the same general type as now conducted by it, (ii) preserve, renew and keep in full force and effect its corporate existence and (iii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (iii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

              6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

              6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and
(b) upon reasonable prior notice and at any reasonable time, permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and, if reasonably requested, make copies of its contracts, books and records and to discuss the business, operations, properties and financial and other condition of the Parent Borrower and its Subsidiaries with officers and employees of the Parent Borrower and its Subsidiaries and with its independent certified public accountants; provided that the Administrative Agent or such Lender shall notify the Parent Borrower prior to any contact with such accountants and give the Parent Borrower the opportunity to participate in such discussions.

              6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

              (a)  the occurrence of any Default or Event of Default;

              (b) any (i) default or event of default under any Contractual Obligation of the Parent Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Parent Borrower or any of its Subsidiaries and any Governmental Authority and which has a reasonable likelihood of being adversely determined, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

              (c) any litigation or proceeding affecting the Parent Borrower or any of its Subsidiaries in which the amount involved is $10,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

              (d) the following events, as soon as possible and in any event within 30 days after the Parent Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Parent Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

              (e) any development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of the Parent Borrower setting forth details of the occurrence referred to therein and stating what action the Parent Borrower or the relevant Subsidiary proposes to take with respect thereto.

              6.8 Environmental Laws. (a) Except as could not reasonably be expected to have a Material Adverse Effect, comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

              (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

              6.9 Interest Rate Protection. In the case of the Parent Borrower, within 90 days after the Amendment/Restatement Closing Date, enter into additional Interest Rate Protection Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Senior Subordinated Notes and the Term Loans outstanding on the Amendment/Restatement Closing Date is subject to either a fixed interest rate or interest rate protection, with any additional Interest Rate Protection Agreements required by this Section, having a term of not less than one year (provided, that, in each case, in the event that the term thereof shall be less than two years, such Interest Rate Protection Agreements shall be extended or replaced no later than the expiration of such term, with the term of such extended or replacement Interest Rate Protection Agreements ending no earlier than the second anniversary of the date on which the original Interest Rate Protection Agreements were entered into), which Interest Rate Protection Agreements shall in each case have terms and conditions reasonably satisfactory to the Administrative Agent.

              6.10 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by the Parent Borrower or any of its Subsidiaries (other than (i) any Property described in paragraph (b), (c) or (d) below, (ii) any Property subject to a Lien expressly permitted by Section 7.3(g), (iii) Receivables Facility Assets and (iv) Property owned by Excluded Foreign Subsidiaries) as to which the

Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (v) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such Property and (vi) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

              (b) With respect to any fee interest in any real estate which, together with any related parcel of real estate not yet subject to a Mortgage, has a value (determined inclusive of any improvements thereof) of at least $5,000,000 acquired after the Closing Date by the Parent Borrower or any of its Subsidiaries (other than any such real estate owned by an Excluded Foreign Subsidiary or subject to a Lien expressly permitted by Section 7.3(g)), promptly (i) execute and deliver a first priority mortgage or deed of trust (subject only to Liens permitted by Section 7.3) in favor of the Administrative Agent, for the benefit of the Lenders, covering such real estate, in form and substance reasonably satisfactory to the Administrative Agent, (ii) if reasonably requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real estate in an amount at least equal to the purchase price of such real estate (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

              (c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary or any Receivables SPV) created or acquired after the Closing Date (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary) by the Parent Borrower or any of the Subsidiary Guarantors, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by the Parent Borrower or any of its Subsidiaries,
(ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Parent Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

              (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by the Parent Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by the Parent Borrower or any of its Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Parent Borrower or such Subsidiary, as the case may be, (iii) in the case of any new Canadian Subsidiary, cause such new Subsidiary to become a party to the Canadian Guarantee and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.


                         SECTION 7.  NEGATIVE COVENANTS

              The Parent Borrower hereby agrees that, so long as the Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Parent Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

              7.1  Financial Condition Covenants.

              (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any Test Period ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

                  Fiscal Quarter Ending             Consolidated Leverage Ratio
                  ---------------------             ---------------------------
                  12/31/97-3/31/99                        5.50 to 1.0
                  6/30/99-9/30/99                         5.25 to 1.0
                  12/31/99-3/31/00                        5.00 to 1.0
                  6/30/00-9/30/00                         4.75 to 1.0
                  12/31/00-3/31/01                        4.50 to 1.0
                  6/30/01-9/30/01                         4.25 to 1.0
                  12/31/01-3/31/02                        4.00 to 1.0
                  6/30/02-9/30/02                         3.75 to 1.0
                  12/31/02-3/31/03                        3.50 to 1.0
                  6/30/03-9/30/03                         3.25 to 1.0
                  12/31/03-3/31/04                        3.00 to 1.0
                  6/30/04-9/30/04                         2.75 to 1.0
                  12/31/04-3/31/05                        2.50 to 1.0
                  6/30/05-9/30/05                         2.25 to 1.0
                  12/31/05 and thereafter                 2.00 to 1.0


              (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any Test Period ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

                    Fiscal Quarter                    Consolidated Interest
                       Ending                           Coverage Ratio
                   --------------                     ---------------------
                  12/31/97-3/31/99                        2.00 to 1.0
                  6/30/99-9/30/99                         2.10 to 1.0
                  12/31/99-9/30/00                        2.15 to 1.0
                  12/31/00-9/30/01                        2.20 to 1.0
                  12/31/01-9/30/02                        2.25 to 1.0
                  12/31/02-9/30/03                        2.50 to 1.0
                  12/31/03-9/30/04                        3.00 to 1.0
                  12/31/04-9/30/05                        3.50 to 1.0
                  12/31/05 and                            4.00 to 1.0
                  thereafter


              (c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any Test Period ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

                   Fiscal Quarter                  Consolidated Fixed
                       Ending                     Charge Coverage Ratio
                  ---------------                 ---------------------
                  12/31/97-3/31/01                     1.00 to 1.0
                  6/30/01-3/31/04                      1.05 to 1.0
                  6/30/04 and thereafter               1.10 to 1.0


Notwithstanding anything to the contrary herein, for the purposes of determining the Consolidated Interest Coverage Ratio and the Consolidated Fixed Charge Coverage Ratio pursuant to this Section 7.1 for the Test Periods ending December 31, 1997, March 31, 1998, June 30, 1998 and September 30, 1998, (i)
interest expense in the definition of Consolidated EBITDA and Consolidated Interest Expense in each such ratio shall be determined on a pro forma basis as if the Initial Public Offering and the application of the proceeds thereof occurred at the beginning of the Test Period and (ii) each such ratio shall be calculated as if the Bumble Bee Acquisition and the Permitted Investments occurred at the beginning of the Test Period.

              7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist (in each case, to "Incur") any Indebtedness, except:

              (a)  Indebtedness of any Loan Party pursuant to any Loan
       Document;

              (b) (i) Indebtedness of the Parent Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Parent Borrower or any other Subsidiary and (ii) Indebtedness of the Canadian Borrower to any Canadian Subsidiary Guarantor and of any Canadian Subsidiary Guarantor to the Canadian Borrower or to any other Canadian Subsidiary Guarantor;

              (c) purchase money Indebtedness and Indebtedness secured by Liens permitted by Section 7.3(g), provided that the aggregate amount of Indebtedness incurred pursuant to this Section 7.2(c) shall not exceed $35,000,000 at any one time outstanding;

              (d) Capital Lease Obligations, provided that the aggregate principal amount of Capital Lease Obligations incurred pursuant to this
       Section 7.2(d) in any fiscal year of the Parent Borrower, when added to the aggregate amount of other Capital Expenditures made during such fiscal year pursuant to Section 7.7(a), shall not exceed the amount permitted to be expended during such fiscal year pursuant to Section 7.7(a);

              (e) Indebtedness outstanding on the Amendment/Restatement Closing Date and listed on Schedule 7.2(e) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof);

              (f) (i) guarantees made in the ordinary course of business by the Parent Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor and (ii) guarantees made in the ordinary course of business by the Canadian Borrower or any Canadian Subsidiary Guarantor of obligations of any Canadian Subsidiary Guarantor;

              (g) (i) Indebtedness of the Parent Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $400,000,000 and (ii) subordinated Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness;

              (h) Indebtedness of any Mexican Subsidiary incurred for working capital purposes in the ordinary course of business, provided that the US$ equivalent (determined in good faith by the Parent Borrower) of the aggregate outstanding principal amount thereof shall not exceed $10,000,000 at any one time;

              (i) Indebtedness of any Receivables SPV pursuant to a Receivables Facility on terms and conditions reasonably satisfactory to the Required Lenders;

              (j) Trade Acceptances in an aggregate face amount not to exceed $10,000,000 at any one time outstanding;

              (k) at any time after the Revolving Credit Commitments shall have been terminated (other than pursuant to Section 8), Indebtedness in respect of unsecured revolving lines of credit in an aggregate outstanding principal amount not exceeding $100,000,000 at any one time;

              (l) up to $4,500,000 of Indebtedness constituting deferred purchase price obligations relating to the Permitted Investment described in paragraph 2 of Schedule 1.1D;

              (m) Indebtedness assumed in connection with any acquisition of the Capital Stock of another Person or of assets constituting a business unit of another Person; provided that (i) such Indebtedness exists at the time of such acquisition and is not created in contemplation of or in connection with such acquisition, and (ii) the aggregate principal amount of Indebtedness permitted by this clause (m) shall not exceed $20,000,000 at any one time outstanding; and

              (n) additional Indebtedness of the Parent Borrower or any of its Subsidiaries in an aggregate principal amount (for the Parent Borrower and all Subsidiaries) not to exceed $30,000,000 at any one time outstanding.

              7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, except for:

              (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of INCORPORATION);

              (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;

              (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

              (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, insurance contracts, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

              (e) easements, rights-of-way, restrictions, covenants, minor exceptions to title and other similar encumbrances (i) incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Parent Borrower or any of its Subsidiaries or (ii) which are set forth in the "marked up" commitments for title insurance delivered to the Administrative Agent on the Closing Date;

              (f) Liens in existence on the Amendment/Restatement Closing Date listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(e), provided that no such Lien is spread to cover any additional property after the Amendment/Restatement Closing Date and that the amount of Indebtedness secured thereby is not increased;

              (g) (i) Liens securing Indebtedness of the Parent Borrower or any of its Subsidiaries incurred to finance the acquisition of fixed or capital assets (provided that (x) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (y) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (z) the amount of Indebtedness secured thereby is not increased) and (ii) Liens existing on any property or asset at the time of acquisition thereof by the Parent Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date at the time such Person becomes a Subsidiary (provided that (x) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be,
       (y) such Lien shall not apply to any other property or assets of the Parent Borrower or any of its Subsidiaries and (z) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be);

              (h)  Liens created pursuant to the Security Documents;

              (i) any interest or title of a lessor under any lease entered into by the Parent Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

              (j) any obligations or duties affecting any of the Property of the Parent Borrower or its Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such Property for the purposes for which it is held;

              (k) with respect to Property located in Canada, reservations, limitations, provisos and conditions in any original grant from the Crown or any freehold lessor of any Property of the Parent Borrower or any of its Subsidiaries;

              (l) Liens encumbering inventory and accounts receivable of a Mexican Subsidiary securing Indebtedness of such Mexican Subsidiary incurred pursuant to Section 7.2(h);

              (m) Liens imposed by operation of law with respect to any judgments or orders not constituting an Event of Default;

              (n) Liens on any Receivables Facility Assets to secure the repayment of any Indebtedness incurred under any Receivables Facility permitted by Section 7.2(i); and

              (o) any Lien existing on any fixed asset prior to the acquisition thereof by the Parent Borrower or any Subsidiary, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other Property of the Parent Borrower or any Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition and (iv) the aggregate amount of obligations so secured shall not exceed $20,000,000 at any one time outstanding; and

              (p) Liens not otherwise permitted by this Section 7.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Parent Borrower and all Subsidiaries) $5,000,000 at any one time.

              7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

              (a) any Subsidiary of the Parent Borrower other than the Canadian Borrower may be merged or consolidated with or into the Parent Borrower (provided that the Parent Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

              (b) any Subsidiary of the Parent Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or any Wholly Owned Subsidiary Guarantor;

              (c) any Canadian Subsidiary Guarantor may be merged, amalgamated or consolidated with the Canadian Borrower or with any other Canadian Subsidiary Guarantor (provided that the Administrative Agent and the Lenders shall have received such guarantees, assumption agreements and other assurances as they may require); and

              (d) any Canadian Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Canadian Borrower or to any other Canadian Subsidiary Guarantor.

              7.5 Limitation on Sale of Assets. Dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

              (a) the Disposition of obsolete or worn out property in the ordinary course of business;

              (b) the Disposition of inventory in the ordinary course of business;

              (c)  Dispositions permitted by Sections 7.4(b) and (d);

              (d) (i) the sale or issuance of any Subsidiary's Capital Stock to the Parent Borrower or any Wholly Owned Subsidiary Guarantor and (ii) the sale or issuance of any Canadian Subsidiary Guarantor's Capital Stock to the Canadian Borrower or to any other Canadian Subsidiary Guarantor;

              (e) transfers resulting from any casualty or condemnation of property or assets;

              (f) licenses or sublicenses of intellectual property and general intangibles and licenses, leases or subleases of other property in the ordinary course of business and which do not materially interfere with the business of the Parent Borrower and its Subsidiaries;

              (g) any consignment arrangements or similar arrangements for the sale of assets in the ordinary course of business;

              (h) (i) the sale or discount of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and (ii) the Disposition at any time or from time to time for fair market value of Receivables Facility Assets; and

              (i) the Disposition of other assets having a fair market value not to exceed $45,000,000 in the aggregate for any fiscal year of the Parent Borrower, provided, that (i) except in the case of an Asset Swap, at least 75% of the consideration received by the Parent Borrower and its Subsidiaries in connection with each such Disposition shall be in the form of cash or Cash Equivalents and (ii) the aggregate fair market value of Property Disposed of in connection with Asset Swaps during any fiscal year of the Parent Borrower, when added to the aggregate Net Cash Proceeds of Asset Sales excluded from the requirements of Section 2.11(b) during such fiscal year pursuant to a Reinvestment Notice, shall not exceed $45,000,000.

              7.6 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Parent Borrower or any Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent Borrower or any Subsidiary (collectively, "Restricted Payments"), except that:

              (a) (i) any Subsidiary may make Restricted Payments to the Parent Borrower or any Wholly Owned Subsidiary Guarantor and (ii) any Canadian Subsidiary Guarantor may make Restricted Payments to the Canadian Borrower or to any other Canadian Subsidiary Guarantor;

              (b)  Permitted Issuances may be made;

              (c) so long as no Default or Event of Default shall have occurred and be continuing, the Parent Borrower may (i) purchase the Parent Borrower's common stock or common stock options from present or former officers or employees of the Parent Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (i) during the term of this Agreement shall not exceed $15,000,000 net of any proceeds received by the Parent Borrower in connection with resales of any common stock or common stock options so purchased and (ii) pay management fees to Hicks Muse and its Affiliates expressly permitted by Section 7.10; and

              (d) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Parent Borrower may pay dividends to the holders of its common stock, provided that (i) at the time any such dividend is made, either (x) the Consolidated Senior Leverage Ratio as at the end of the most recent period of four consecutive fiscal quarters for which the relevant financial information is available is less than or equal to 2.00 to 1.0, determined on a pro forma basis after giving effect to the making of such dividend and any financing thereof as if such events occurred on the first day of such period or (y) the Parent Borrower has a long-term senior secured debt rating of at least BBB- from Standard & Poor's Ratings Services and at least Baa3 from Moody's Investors Service, Inc and (ii) the aggregate amount of dividends made pursuant to this paragraph (d) shall not, at any time, exceed an amount equal to 50% of cumulative Consolidated Net Income during the period (taken as a single accounting period) from the fiscal quarter commencing on January 1, 1998 through the most recent full fiscal quarter for which the relevant financial information is available.

              7.7 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any Capital Expenditure, except (a) Capital Expenditures of the Parent Borrower and its Subsidiaries in the ordinary course of business not exceeding $45,000,000 in any fiscal year of the Parent Borrower; provided, that (i) up to 50% of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above and, second, in respect of amounts permitted for such fiscal year as provided above;
(b) Capital Expenditures made pursuant to an Asset Swap or with the proceeds of any Reinvestment Deferred Amount, any Unapplied Excess Cash Flow or any Contributed Equity; and (c) Permitted Investments and investments made pursuant to Section 7.8(p) to the extent constituting Capital Expenditures.

              7.8 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

              (a) extensions of trade credit in the ordinary course of business;

              (b)  investments in Cash Equivalents;

              (c)  Guarantee Obligations permitted by Section 7.2;

              (d) loans and advances to employees of the Parent Borrower or its Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Parent Borrower and its Subsidiaries not to exceed $5,000,000 at any one time outstanding;

              (e)  the Acquisitions and the Bumble Bee Acquisition;

              (f) (i) investments by the Parent Borrower or any of its Subsidiaries in the Parent Borrower or any Wholly Owned Subsidiary Guarantor and (ii) investments by the Canadian Borrower or any of its Subsidiaries in the Canadian Borrower or any Canadian Subsidiary Guarantor;

              (g) loans, advances or investments in existence on the Amendment/Restatement Closing Date and listed on Schedule 7.8(g), and extensions, renewals, modifications or restatements or replacements thereof, provided that no such extension, renewal, modification or restatement shall (i) increase the amount of the original loan, advance or investment, or (ii) adversely affect the interests of the Lenders with respect to such original loan, advance or investment or the interests of the Lenders under this Agreement or any other Loan Document in any respect;

              (h) investments made by the Parent Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount or any Unapplied Excess Cash Flow;

              (i) investments made by the Parent Borrower or any of its Subsidiaries pursuant to an Asset Swap or with the proceeds of any Contributed Equity, so long as, after giving pro forma effect thereto (as certified to the Administrative Agent by a Responsible Officer prior to consummation of such investment), no Default or Event of Default shall have occurred and be continuing (including, without limitation, pursuant to Section 7.1);

              (j)  Investments constituting Capital Expenditures permitted by
       Section 7.7;

              (k) promissory notes and other similar non-cash consideration received by the Parent Borrower and its Subsidiaries in connection with the Dispositions permitted by Section 7.5;

              (l) Investments consisting of Interest Rate Protection Agreements and commodity and currency hedging arrangements entered into in the ordinary course of business of the Parent Borrower or any of its Subsidiaries and not for purposes of speculation;

              (m) Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

              (n) Investments on customary terms required to create and capitalize a Receivables SPV;

              (o) Permitted Investments, so long as, after giving pro forma effect thereto (as certified to the Administrative Agent by a Responsible Officer of the Parent Borrower prior to consummation of such investment), no Default or Event of Default shall have occurred and be continuing (including, without limitation, pursuant to Section 7.1);

              (p) any acquisition of 80% or more of the Capital Stock of another Person or of assets constituting a business unit of another Person, so long as (i) after giving effect pro forma thereto (as certified to the Administrative Agent by a Responsible Officer of the Parent

       Borrower prior to consummation of such acquisition), no Default or Event of Default shall have occurred and be continuing or would result therefrom (including, without limitation, pursuant to Section 7.1), (ii) after giving effect thereto and to the financing thereof, (x) the Consolidated Senior Leverage Ratio as at the end of the most recent period of four consecutive fiscal quarters for which the relevant financial information is available shall not exceed 3.75 to 1.0 and (y) the aggregate Available Revolving Credit Commitments shall equal at least $40,000,000, (iii) such acquisition shall have been approved by the Board of Directors of the Person being acquired or the relevant seller, as the case may be, and (iv) such acquisition shall involve businesses of the type in which the Borrower is already engaged in accordance with Section 7.14; and

              (q) in addition to investments otherwise expressly permitted by this Section 7.8, investments by the Parent Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $40,000,000 at any one time outstanding, so long as, after giving pro forma effect thereto (as certified to the Administrative Agent by a Responsible Officer of the Parent Borrower prior to consummation of such investment, in the case of any single investment in excess of $15,000,000), no Default or Event of Default shall have occurred and be continuing (including, without limitation, pursuant to Section 7.1).

              7.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Make or offer to make any optional payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to the Senior Subordinated Notes, provided, that the Parent Borrower may repurchase its Senior Subordinated Notes, so long as (i) after giving pro forma effect thereto (as certified to the Administrative Agent by a Responsible Officer of the Parent Borrower prior to consummation of such acquisition), no Default or Event of Default shall have occurred and be continuing or would result therefrom (including, without limitation, pursuant to Section 7.1), (ii) after giving effect thereto and to the financing thereof, (x) the Consolidated Senior Leverage Ratio as at the end of the most recent period of four consecutive fiscal quarters for which the relevant financial information is available shall not exceed 3.75 to 1.0 and (y) the aggregate Available Revolving Credit Commitments shall equal at least $40,000,000 and (iii) no more than $75,000,000 may be expended in connection therewith during the term of this Agreement, (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes or the Senior Subordinated Note Indenture (other than any such amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon and (ii) does not involve the payment of a consent fee) or
(c) designate any Indebtedness as "Designated Senior Indebtedness" for the purposes of the Senior Subordinated Note Indenture.

              7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than between the Parent Borrower and any Wholly Owned Subsidiary Guarantor, between Subsidiary Guarantors, between the Canadian Borrower and any Canadian Subsidiary Guarantor and between Canadian Subsidiary Guarantors) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Parent Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Parent Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate. Notwithstanding the foregoing, (i) the Parent Borrower and its Subsidiaries may pay to Hicks Muse and its Affiliates fees and expenses, as set forth on
Schedule 7.10, pursuant to a monitoring and oversight agreement and a financial advisory agreement, in each case approved by the board of directors of the Parent Borrower, and (ii) the Permitted Investment described in paragraph 3 of
Schedule 1.1D may be consummated.

              7.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Parent Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Parent Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or such Subsidiary.

              7.12 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Parent Borrower to end on a day other than December 31 or change the Parent Borrower's method of determining fiscal quarters.

              7.13 Limitation on Negative Pledge Clauses. Enter into with any Person, or suffer to exist, any agreement, other than (a) this Agreement and the other Loan Documents, (b) the Senior Subordinated Note Indenture and (c) in the case of clause (i) below only, any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), which prohibits or limits the ability of the Parent Borrower or any of its Subsidiaries to (i) create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, or (ii) pay dividends or make other distributions, or pay any Indebtedness owed, to the Parent Borrower or any of its Subsidiaries.

              7.14 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Parent Borrower and its Subsidiaries are engaged on the Amendment/Restatement Closing Date or which are reasonably related thereto.

              7.15 Limitation on Amendments to Acquisition Documents. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities furnished to the Parent Borrower or any of its Subsidiaries pursuant to the Acquisition Agreement, the Bumble Bee Purchase Agreement or any other document delivered by the relevant sellers or any of their affiliates in connection therewith such that after giving effect thereto such indemnities shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Acquisition Agreement, the Bumble Bee Purchase Agreement, the Libby's Purchase Agreement or any such other documents except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.


                         SECTION 8.  EVENTS OF DEFAULT

              If any of the following events shall occur and be continuing:

              (a) Any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

              (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

              (c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrowers only), Section 6.7(a) or Section 7 of this Agreement or Section 5.5 or 5.7(b) of the Guarantee and Collateral Agreement or (ii) an "Event of Default" under and as defined in any Mortgage shall have occurred and be continuing; or

              (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice from the Administrative Agent or the Required Lenders; or

              (e) The Parent Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of or interest on any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans, Reimbursement Obligations and Guarantee Obligations pursuant to the Guarantee and Collateral Agreement or the Canadian Guarantee) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or
       (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default under this Agreement unless, at such time, one or more defaults, events or conditions (without duplication as to the same item of Indebtedness) of the type described in clauses (i) and (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

              (f) (i) The Parent Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or
       (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent Borrower or any of its

       Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

              (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code or under Applicable Canadian Pension Legislation) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA or under Applicable Canadian Pension Legislation), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Parent Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed (or a trustee shall be appointed) to administer, or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA or under Applicable Canadian Pension Legislation,
       (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA or under Applicable Canadian Pension Legislation, (v) the Parent Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

              (h) One or more judgments or decrees shall be entered against the Parent Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

              (i) Any Loan Document shall, at any time, cease to be in full force and effect (unless released by the Administrative Agent at the direction of the Required Lenders or all Lenders (to the extent required by Section 10.1) or as otherwise permitted under this Agreement or the other Loan Documents) or shall be declared null and void (and, if such invalidity is such so as to be amenable to cure without materially disadvantaging the position of the Administrative Agent and the Lenders thereunder, the relevant Loan Party shall have failed to cure such invalidity within 30 days after notice from the Administrative Agent or such shorter time period as is specified by the Administrative Agent in such notice and is reasonable in the circumstances), or the validity or enforceability thereof shall be contested by any Loan Party, or any of the Liens intended to be created by any Security Document shall cease to be or shall not be a valid and perfected Lien having the priority contemplated thereby (and, if such invalidity is such so as to be amenable to cure without materially disadvantaging the position of the Administrative Agent and the Lenders as secured parties thereunder, the relevant Loan Party shall have failed to cure such invalidity within 30 days after notice from the Administrative Agent or such shorter time period as specified by the Administrative Agent in such notice and is reasonable in the circumstances); or

              (j) (i) The Permitted Investors shall cease to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of the Parent Borrower, provided that the occurrence of the foregoing event shall not be deemed an Event of Default if (A) at any time prior to the consummation of an Initial Public Offering, (1) the Permitted Investors otherwise have the right to designate (and do so designate) a majority of the board of directors of the Parent Borrower or (2) the Permitted Investors and their employees, directors and officers (the "HM Group") own of record and beneficially an amount of common stock of the Parent Borrower equal to at least 50% of the amount of common stock of the Parent Borrower (adjusted for stock splits, stock dividends and other similar events on an equitable basis) owned by the HM Group of record and beneficially as of the Closing Date and such ownership by the HM Group represents the largest single block of voting securities of the Parent Borrower held by any "person" or "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (B) at any time after the consummation of an Initial Public Offering, (1) no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Investors, shall become the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than the greater of
       (x) 15% of the then outstanding voting stock of the Parent Borrower and
       (y) the percentage of the then outstanding voting stock of the Parent Borrower owned by the Permitted Investors and (2) the board of directors of the Borrower shall consist of a majority of Continuing Directors; or
       (ii) a Specified Change of Control shall occur; or

              (k) The Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations of the Parent Borrower or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the US$ Revolving Credit Commitments and Additional US$ Revolving Credit Commitments (in the case of the Parent Borrower) or the C$ Revolving Credit Commitments (in the case of the Canadian Borrower) shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority C$ Revolving Credit Facility Lenders, Majority US$ Revolving Credit Facility Lenders or Majority Additional US$ Revolving Credit Facility Lenders, as the case may be, the Administrative Agent may, or upon the request of such Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the C$ Revolving Credit Commitments, the US$ Revolving Credit Commitments or the Additional US$ Revolving Credit Commitments, as the case may be, to be terminated forthwith, whereupon such Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this Section 8, the Parent Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Parent Borrower hereunder and under the other Loan Documents. With respect to all B/As with respect to which the Contract Period shall not have expired at the time of an acceleration pursuant to this Section 8, the Canadian Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate face amount of all outstanding B/As. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of outstanding B/As upon the expiry of their respective Contract Periods and the maturity of such B/As. After all such Letters of Credit shall have expired or been fully drawn upon, all outstanding B/As have matured, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral accounts shall be returned to the Parent Borrower (or such other Person as may be lawfully entitled thereto). Except as otherwise expressly provided above in this Section 8, each Borrower waives presentment, demand, protest or other notice of any kind.


                             SECTION 9.  THE AGENTS

              9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental
thereto.   Notwithstanding any provision to the contrary elsewhere in this
Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

              9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

              9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

              9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense (other than any liability described in the proviso to the first sentence of Section 9.7) which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

              9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or either Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the requisite Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

              9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

              9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of each Borrower to do so), ratably according to their respective US$ Revolving Credit Percentages, Additional US$ Revolving Credit Percentages, C$ Revolving Credit Percentages, Tranche A Term Loan Percentages, Tranche B Term Loan Percentages and Tranche B-1 Term Loan Percentages in effect on the date on which indemnification is sought under this
Section 9.7 (or, if indemnification is sought after the date upon which the US$ Revolving Credit Commitments, the Additional US$ Revolving Credit Commitments and the C$ Revolving Credit Commitments shall have terminated and the

Loans shall have been paid in full, ratably in accordance with such percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Loans, the US$ Revolving Credit Commitments, C$ Revolving Credit Commitments, the Additional US$ Revolving Credit Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

              9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

              9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Parent Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. Any successor Administrative Agent shall have the capability to administer each Facility through both U.S. and Canadian offices.

              9.10 Authorization to Release Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any Property of the Parent Borrower or any of its Subsidiaries that is the subject of a Disposition which is permitted by this Agreement or which has been consented to in accordance with Section 10.1.

              9.11 Documentation Agent and Syndication Agent. Neither the Documentation Agent nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.


                           SECTION 10.  MISCELLANEOUS

              10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Documents may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest, fee or letter of credit commission payable hereunder or extend the scheduled date of any payment thereof, or increase the amount (except as provided in Section 2.27) or extend the expiration date of any Lender's Revolving Credit Commitments, in each case without the written consent of each Lender directly affected thereby;
(ii) amend, modify or waive any provision of this Section 10.1 or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iii) release all or substantially all of the Canadian Subsidiary Guarantors from their obligations under the Canadian Guarantee without the written consent of all C$ Revolving Credit Lenders; (iv) amend, modify or waive any condition precedent to any extension of credit under the US$ Revolving Credit Facility or C$ Revolving Credit Facility set forth in Section 5.2 without the written consent of the Majority US$ Revolving Credit Facility Lenders or the Majority C$ Revolving Credit Facility Lenders, as applicable; (v) change the allocation of payments among the Term Loan Facilities specified in Section 2.17(b) or the allocation of payments between the Term Loan Facilities and the Revolving Credit Facilities pursuant to Section 2.11(e), in each case without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (vi) reduce the percentage specified in the definition of Majority Facility Lenders without the written consent of all Lenders under each affected Facility; (vii) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (viii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swing Line Lender; or (ix) amend, modify or waive any provision of Section 3 without the written consent of each affected Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

              10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

       The Parent Borrower:
                     International Home Foods, Inc.
                     1633 Littleton Road
                     Parsippany, New Jersey  07054
                     Attention:  Lynne Misericordia
                     Telecopy:  201-254-5460

       The Canadian Borrower:
       International Home Foods (Canada) Inc.
                     Suite 600, 80 Tiverton Court
                     Markham, Ontario
                     L3R 0G4
                     Attention:  President
                     Telecopy:  905-470-2595

              with copies to:
                     International Home Foods, Inc.
                     1633 Littleton Road
                     Parsippany, New Jersey  07054
                     Attention:  Lynne Misericordia
                     Telecopy:  201-254-5460

                     Hicks, Muse, Tate & Furst Incorporated
                     200 Crescent Court, Suite 1600
                     Dallas, Texas 75201
                     Attention:  Lawrence D. Stuart, Jr.
                     Telecopy:  214-740-7313

                     Hicks, Muse, Tate & Furst Incorporated
                     1325 Avenue of the Americas, 25th Floor
                     New York, New York 10019
                     Attention:  Alan B. Menkes/ Andrew S. Rosen
                     Telecopy:  212-424-1450

       The Administrative Agent:
              The Chase Manhattan Bank Loan
         and Agency Services Group
              One Chase Manhattan Plaza
              New York, New York  10081
              Attention:  Patricia Ciocco
              Telecopy:  212-552-5662

              with a copy to:
                     The Chase Manhattan Bank
                     270 Park Avenue
                     New York, New York 10017
                     Attention: Karen Sharf
                     Telecopy: 212-270-5120

       The Canadian Administrative Agent:
       The Chase Manhattan Bank of Canada
                     100 King Street West, Suite 6900
                     P.O. Box 106
                     Toronto, Ontario
                     M5X 1A4
                     Attention:  Funding Officer
                     Telecopy:  416-216-4162

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

              10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

              10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

              10.5 Payment of Expenses and Taxes. The Borrowers agree jointly and severally (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold harmless each Lender and the Administrative Agent from and against any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify and hold harmless each Lender and the Administrative Agent and their respective officers, directors, trustees, professional advisors, employees, affiliates, agents and controlling persons (each, an "indemnitee") from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent Borrower, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided, that the Borrowers shall have no obligation hereunder to any indemnitee with respect to indemnified liabilities to the extent such indemnified liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnitee. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

              10.6  Successors and Assigns; Participations and Assignments.
(a) This Agreement shall be binding upon and inure to the benefit of each Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

              (b) Any Lender may, without the consent of the Borrowers, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Revolving Credit Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. Each Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. Each Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 with respect to its participation in the Revolving Credit Commitments and the Loans outstanding from time to time as if it were a Lender; provided that, in the case of Section 2.19, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

              (c) Any Lender (an "Assignor") may, in accordance with applicable law, at any time and from time to time assign to any Lender or any affiliate thereof or Approved Fund or, with the consent of the Parent Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Assignee and such Assignor (and, in the case of an Assignee that is not then a Lender or an affiliate thereof or Approved Fund, by the Parent Borrower and the Administrative Agent) and delivered to the

Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement), unless otherwise agreed by the Parent Borrower and the Administrative Agent. Any such assignment need not be ratable as among the Facilities. Any such assignment of an Additional US$ Revolving Credit Commitment shall be to a Person that is, or has an Affiliate that is, a
Schedule I or Schedule II chartered bank under the Bank Act (Canada). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have (in addition to any rights and obligations theretofore held by it) the rights and obligations of a Lender hereunder with Revolving Credit Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this Section 10.6, the consent of the Parent Borrower shall not be required, and, unless requested by the Assignee and/or the Assignor, new Notes shall not be required to be executed and delivered by the applicable Borrower, for any assignment which occurs at any time when any of the events described in Section 8(f) shall have occurred and be continuing.

              (d) The Administrative Agent shall maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitments of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. Any assignment of any Loan or other obligation hereunder (whether or not evidenced by a Note) shall be effective only upon appropriate entries with respect thereto being made in the Register.

              (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Parent Borrower and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $4,000, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

              (f) The Loans made by each Lender shall be evidenced by a Note issued by the applicable Borrower, substantially in the form of Exhibit G-1, G-2 (with appropriate modifications in the case of Additional US$ Revolving Credit Loans and C$ Revolving Credit Loans), G-3 or G-4, as the case may be, payable to the order of such Lender. Each Lender is hereby authorized to record, on the schedule annexed to and constituting a part of the relevant Note, information regarding the relevant Loans made by such Lender, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure to make any such recordation or any error in such recordation shall not affect such Borrower's obligations hereunder or under any Note. On or prior to the effective date of an Assignment and Acceptance, the applicable Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the relevant Notes, new Notes to the order of the Assignee and, if applicable, the Assignor. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.

              (g) Each Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information concerning the Loan Parties and their respective affiliates which has been delivered to such Lender by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document or which has been delivered to such Lender by or on behalf any Loan Party in connection with such Lender's credit evaluation of the Loan Parties and their respective affiliates, under the condition that such Transferee or prospective Transferee shall previously have agreed to be bound by the provisions of Section 10.16.

              (h) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

              10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to the Lenders under a particular Facility, if any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans or the Reimbursement Obligations owing to such other Lender, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loans and/or of the Reimbursement Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

              (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the applicable Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

              10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Parent Borrower and the Administrative Agent.

              10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

              10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of each Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

              10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

              10.12 Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

              (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

              (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

              (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

              (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

              (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

              10.13 Judgment Currency. (a) The Borrowers' obligations hereunder and the Borrowers' and the other Loan Parties' obligations under the other Loan Documents to make payments in Dollars or C$ (the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Borrower or any other Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made, at the Dollar Equivalent of such amount, in the case of C$ or Dollars, and, in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the "Judgment Currency Conversion Date").

              (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the relevant Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

              (c) For purposes of determining the Dollar Equivalent or rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

              10.14  Acknowledgements.  Each Borrower hereby acknowledges that:

              (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

              (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

              (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

              10.15 WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

              10.16 Confidentiality. Each Lender agrees to keep information obtained by it pursuant hereto and the other Loan Documents identified as confidential in writing at the time of delivery confidential in accordance with such Lender's customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such Lender's employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or affiliates who are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender on a non-confidential basis from any source or such information that is in the public domain at the time of disclosure, (c) to the extent disclosure is required by law (including applicable securities laws), regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the Parent Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulations or auditors or any administrative body or commission to whose jurisdiction such Lender may be subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Lender, (e) to Transferees or prospective Transferees or to any direct or indirect contractual counterparties in swap agreements or to the professional advisors of such swap counterparties who agree to be bound by the provisions of this Section 10.15, (f) to the extent required in connection with any litigation between any Loan Party and any Lender with respect to the Loans or this Agreement and the other Loan Documents or (g) with the Parent Borrower's prior written consent. The agreements in this Section 10.16 shall survive repayment of the Loans and all other amounts payable hereunder.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                   INTERNATIONAL HOME FOODS, INC.


                                   By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                   INTERNATIONAL HOME FOODS (CANADA) INC.


                                   By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                   THE CHASE MANHATTAN BANK, as Administrative
                                   Agent


                                   By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                   THE CHASE MANHATTAN BANK OF CANADA, as
                                   Canadian Administrative Agent


                                   By:
                                      ------------------------------------------
                                      Name:
                                      Title:

                                                                         Annex A

                                  PRICING GRID

--------------------------------------------------------------------------------------------------------------
                                  Applicable Margin for              Applicable Margin
                                     Eurodollar Loans                  for ABR Loans
    Consolidated Leverage   -----------------------------------------------------------------    Commitment
            Ratio               A/RC         B         B1        A/RC        B         B1         Fee Rate
--------------------------------------------------------------------------------------------------------------
  Greater than or equal to     1.75%      2.00%       2.25%     0.75%      1.00%      1.25%        0.500%
         5.00 to 1.0
--------------------------------------------------------------------------------------------------------------
  Greater than or equal to     1.50%      1.75%       2.00%     0.50%      0.75%      1.00%        0.375%
         4.25 to 1.0
  and less than 5.00 to 1.0
--------------------------------------------------------------------------------------------------------------
  Greater than or equal to     1.25%      1.50%       1.75%     0.25%      0.50%      0.75%        0.375%
         3.75 to 1.0
  and less than 4.25 to 1.0
--------------------------------------------------------------------------------------------------------------
  Greater than or equal to     1.00%      1.50%       1.75%       0%       0.50%      0.75%        0.300%
         3.25 to 1.0
  and less than 3.75 to 1.0
--------------------------------------------------------------------------------------------------------------
    Less than 3.25 to 1.0      0.875%     1.50%       1.75%       0%       0.50%      0.75%        0.300%
--------------------------------------------------------------------------------------------------------------

As used above, "A/RC" refers to Tranche A Term Loans, Revolving Credit Loans and Swing Line Loans, "B" refers to Tranche B Term Loans, and "B1" refers to Tranche B-1 Term Loans.

Changes in the Applicable Margin or the Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the "Adjustment Date") on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 95th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 5.00 to 1. During the period from the Amendment/Restatement Closing Date to the first Adjustment Date occurring after December 31, 1998, pricing shall not be lower than the rates specified above with respect to a Consolidated Leverage Ratio of greater than or equal to 4.25 to 1.00 and less than 5.00 to 1.00. Each determination of the Consolidated Leverage Ratio pursuant to this paragraph shall be made with respect to the Test Period ending at the end of the period covered by the relevant financial statements and, to the extent applicable, in accordance with the last paragraph of Section 7.1.